Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of September 30, 2003

by and among

ABBOTT LABORATORIES

(“Seller”)

and

INVERNESS MEDICAL INNOVATIONS, INC.

(“Parent”)

and

INVERNESS MEDICAL SWITZERLAND GMBH

MORPHEUS ACQUISITION CORP.

and

MORPHEUS ACQUISITION LLC

(collectively, together with Parent, “Buyer”)

i

ii

iii

Exhibits and Schedules

Exhibits

Exhibit A	–	Alternative Dispute Resolution
Exhibit B	–	International Retained Asset Payment Example
Exhibit C	–	Data Room Index
Exhibit D	–	Press Release

Schedules

Schedule 1.1(a)	–	Aggregate Manufacturing Cost
Schedule 1.1(p)	–	Products
Schedule 1.1(q)	–	QCQM Disclosure
Schedule 2.1(a)	–	Equipment
Schedule 2.1(c)	–	Transferred Intellectual Property
Schedule 2.1(d)	–	Contracts
Schedule 2.1(e)	–	Product Registrations
Schedule 2.3(d)	–	Promotional Liabilities
Schedule 3.2	–	Allocation Schedule
Schedules 5.4(a), (b), (c) and (e)	–	Intellectual Property
Schedule 5.5	–	Litigation
Schedule 5.6	–	Material Contracts
Schedule 5.7	–	Seller Consents
Schedule 5.9	–	Compliance with Laws
Schedule 5.11	–	Financial Information
Schedule 5.12	–	Regulatory Matters
Schedule 5.13	–	Absence of Changes
Schedule 5.14	–	Warranty Matters
Schedule 5.15	–	Customers, Distributors and Suppliers
Schedule 6.3	–	Buyer Consents
Schedule 6.9	–	Parent Capitalization
Schedule 7.5	–	Non-Competition Regions
Schedule 7.9	–	Restricted Seller Employees

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of September 30, 2003 is entered into by and among ABBOTT LABORATORIES, an Illinois corporation (“Seller”), INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (“Parent”), and INVERNESS MEDICAL SWITZERLAND GMBH, a corporation organized under the laws of Switzerland, MORPHEUS ACQUISITION CORP., a Delaware corporation, and MORPHEUS ACQUISITION LLC, a Delaware limited liability company (collectively, together with Parent, “Buyer”).

WHEREAS, Seller wishes to sell and transfer certain assets and assign certain liabilities relating to its Fact plus®, Signify® and Abbott TestPack® product lines (the “Product Lines”) to Buyer, and Buyer wishes to purchase and receive such assets from Seller and assume such liabilities.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions.

1.1                                 Definitions.  The following terms have the following meanings when used herein:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person; provided, however, that for the avoidance of doubt and subject to the following sentence, the term “Affiliate” shall exclude, with respect to Seller, TAP Pharmaceuticals Inc., a Delaware corporation, TAP Finance Inc., a Delaware corporation and TAP Pharmaceuticals Products Inc., a Delaware corporation and, with respect to Buyer, PBM-Selfcare LLC, a Delaware limited liability company.  For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

“Aggregate Local Landed Cost” has the meaning set forth in Section 4.2(d).

“Aggregate Manufacturing Cost” means, with respect to any Product for any period, the amount determined by multiplying (a) the number of gross units of such Product invoiced to third party customers during such period less the number of (i) usable units of such Product returned during such period and (ii) defective units of such Product manufactured by Seller during such period by (b) (i) the applicable cost specified on Schedule 1.1(a) for such Product units manufactured by or for Seller plus inbound freight and duties, reduced per the formula specified in Section 4.2 of the Manufacturing Agreement (Seller as supplier) or (ii) the actual per unit transfer price for such Product units if purchased by Seller from Buyer or any Affiliate of Buyer plus inbound freight and duties, provided, however, such per unit transfer price shall be no greater than 110% of the amount shown on column B of Schedule 1.1(a).

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Allocation Schedule” has the meaning set forth in Section 3.2.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the date hereof, between Seller and Buyer.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means the Bill of Sale, dated as of the date hereof, between Seller and Buyer.

“Business Day” means any day other than a day, which is Saturday or Sunday, or other day on which commercial banks in New York, New York are authorized or required to remain closed.

“Buyer” has the meaning set forth in the recitals hereof.

“Buyer Field of Use” has the meaning set forth in Section 7.6(a).

“Buyer Indemnified Party” has the meaning set forth in Section 8.1(a).

“Buyer Licenses” means the License Agreements, dated as of the date hereof, by Parent and its Affiliates in favor of Seller and its Affiliates.

“Closing” means the closing of the purchase and sale of the Closing Assets (subject to Section 4.2) and assignment and assumption of the Assumed Liabilities, each as contemplated by this Agreement.

“Closing Assets” has the meaning set forth in Section 2.1.

“Closing Date” means the date hereof.

“Competing Product” has the meaning set forth in Section 7.5.

“Confidentiality Agreement” means the Confidentiality Letter Agreement dated as of April 4, 2003 from Seller to Parent.

“Consent Decree” means the Amended Consent Decree of Permanent Injunction (Civil Action No. 99C7135) entered into between Seller and the United States dated November 2, 1999 and the Complaint for Injunction (Civil Action No. 99C7135) dated November 2, 1999.

“Contracts” has the meaning set forth in Section 2.1(d).

“Customers and Distributors” has the meaning set forth in Section 5.15.

“Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability, conditional sale agreement or other title retention agreement, or other charge or encumbrance of any nature whatsoever on any property or property interest.

“Equipment” has the meaning set forth in Section 2.1(a).

“Excepted Reader” means any monitor or reader that is capable of reading more than ten tests before its disposal, but shall not include readers capable of simultaneously reading multiple analytes of a single sample marketed or sold primarily for hCG or Strep A testing, provided further that, for the avoidance of doubt, IMx, AxSYM and i-STAT products, in their current formats, are examples of Excepted Readers.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Fact plus® Products” means the Products identified on Schedule 1.1(p) as Fact plus — U.S.

“Foreign Authorities” has the meaning set forth in Section 5.12.

“FDA” has the meaning set forth in Section 5.12.

“GAAP” means United States generally accepted accounting principles consistently applied from period to period and throughout any period in accordance with the past practices of Seller.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative governmental functions.

“Governmental Licenses” means the approvals, authorizations, filings, permits, licenses, notices, orders, registrations, certificates, consents and similar rights obtained from Governmental Authorities relating primarily to the Product Lines or that are otherwise included in the Closing Assets.

“Impeding Factor” has the meaning set forth in Section 4.2(a)(i).

“Indemnified Claim” has the meaning set forth in Section 8.7(h).

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“International Retained Assets” has the meaning set forth in Section 4.2(a)(i).

“Knowledge” means, with respect to Buyer, the actual knowledge of any executive officer of Buyer, and with respect to Seller, the actual knowledge of any of Joe Marks, Janet Kozlowski, Mark Shaffar, Doug Rosskamm,  Andy Schapals, Jose Rivera, and Jeff Barton; provided that, solely with respect to the representations and warranties regarding Customers and Distributors in Section 5.15, “Knowledge” shall also include both the actual knowledge of any of Robert Crim, Mark Wheeler, Edgar Vargas, Chip Clark and David Akeroyd and the knowledge any of Joe Marks, Robert Crim, Mark Wheeler, Edgar Vargas, Chip Clark and David Akeroyd would reasonably be expected to have after a reasonable investigation with respect to the subject matters of such representations and warranties; provided further, however, that “Knowledge” shall not include any opinion that is subject to any attorney/client, work product, or like privilege.

“Law” means each provision of any currently existing federal, state, local or foreign, civil and criminal law, statute, ordinance, order, code, rule, regulation or common law, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Local Closing” has the meaning set forth in Section 4.2(e).

“Losses” has the meaning set forth in Section 8.1(a).

“Manufacturing Agreements” means the Manufacturing and Supply Agreements, dated as of the date hereof, between Seller and Parent.

“Mark” has the meaning set forth in the definition of Transferred Intellectual Property.

“Marketing Permit Requirements” has the meaning set forth in Section 4.2(a)(i).

“Material Adverse Effect” means, with respect to the Product Lines, any change, effect or circumstance that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on the assets or operations or sales or operating results of the Product Lines taken as a whole; provided, however, that, for purposes of this Agreement, Material Adverse Effect shall not include changes resulting from the announcement, disclosure or consummation of the transactions contemplated herein.

“Net Sales” means, with respect to any Product for any period, the aggregate gross invoice price of all units of such Product sold by Seller or its Affiliates to third parties during such period, plus any separately invoiced transportation, importation, shipping and other handling expenses, less the following deductions:

(a)  provisions made in accordance with GAAP for discounts, credits, coupons, allowances, adjustments, rejections, recalls, and returns;

(b)  price reductions or rebates imposed on Seller or its Affiliates by Governmental Authorities;

(c)  sales, excise, turnover, value-added and similar Taxes assessed against Seller or its Affiliates on the sales of such units during such period;

(d)  transportation, importation, shipping, other handling expenses, insurance and other third party handling expenses directly chargeable to the sale of such units during such period, in each case to the extent included in such invoiced price; and

(e)  to the extent applicable, chargebacks granted to wholesalers or their customers in the case of sales to wholesalers where there are no direct shipments with respect to such Product to such customers by Seller or its Affiliates.

“Other Agreements” means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, the Buyer Licenses, the Registration Rights Agreement, the Seller Licenses, the Trademark License Agreement, the Trademark Assignment, the Transitional Services Agreement, the Trade Secret/Cell Line License Agreement, the Manufacturing Agreements, the Supply Agreement, the International Distribution Agreement, the United States Distribution Agreement, and the other agreements entered into by Seller and Parent or Buyer in connection herewith on the date hereof; provided, however, “Other Agreements” shall not include any settlement agreements among any parties hereto.

“Parent” has the meaning set forth in the recitals.

“Parent Common Stock” means Parent’s common stock, par value $0.001 per share.

“Parent Financial Statements” has the meaning set forth in Section 6.7.

“Parent MAE” means any change, effect or circumstance that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on the assets, liabilities, business, condition (financial or otherwise), or operations or sales or operating results of Parent and its subsidiaries, taken as a whole.

“Parent SEC Documents” means Parent’s Form 10-K filed March 31, 2003 and all Form 10-Q and Form 8-K filings made by it subsequent to that date and on or prior to the Closing Date other than its Form 8-K filings made on March 31, April 22, May 14, May 19, August 1 (event date July 31, 2003), and August 6, 2003.

“Patent” has the meaning set forth in the definition of Transferred Intellectual Property.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

“Pre-Closing Receivables” has the meaning set forth in Section 7.4.

“Product” or “Products” means those products identified on Schedule 1.1(p) (and for the avoidance of doubt does not mean specific units thereof).

“Product Lines” has the meaning set forth in the recitals hereof.

“Product Line Financial Statements” has the meaning set forth in Section 5.11.

“Purchase Price” has the meaning set forth in Section 3.1.

“QCQM Disclosure” means the customer complaints identified on Schedule 1.1(q).

“Rapid Manner” means the operation of a product which is competitive with the lateral flow technology utilized in the Products in terms of its performance and price.  Further, Rapid Manner shall include only products:

a) which perform and complete testing in substantially similar or less time than that of the comparable Product;

b) that are self calibrating without direct operator intervention; and

c) that are qualitative (i.e., simply positive or negative), rather than quantitative.

“Redbooks” has the meaning set forth in Section 2.2(d).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between Parent and Seller.

“Registrations” has the meaning set forth in Section 4.2(a)(i).

“International Distribution Agreement” means the Exclusive International Marketing and Distribution Agreement, dated as of the date hereof, between Seller and Parent.

“SEC” mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Seller” has the meaning set forth in the recitals hereof.

“Seller Field of Use” has the meaning set forth in Section 7.6(b).

“Seller Indemnified Party” has the meaning set forth in Section 8.2(a).

“Seller License Obligations”  means the Campbell License Agreement between Becton Dickinson and Abbott Laboratories dated as of January 1, 1996, the Rosenstein License Agreement between Becton Dickinson and Abbott Laboratories dated as of January 1, 1996, the Cross-License Agreement between Behring Diagnostics GmbH and Abbott Laboratories dated as of May 6, 1997, the Restated License Agreement between Surmodics and Abbott Laboratories dated as of July 24, 2000, the Patent License Agreement (ICON) between Hybritech Inc. and Abbott Laboratories dated as of July 19, 1989, and the Rapid Assay License Agreement between

UNILEVER and Abbott Laboratories dated as of July 15, 1993, each as has been amended, restated, supplemented, assigned or otherwise modified prior to the date hereof.

“Seller Licenses” means the License Agreements, dated as of the date hereof, by Seller and its Affiliates in favor of Buyer and its Affiliates.

“Seller Required Consent” has the meaning set forth in Section 2.5.

“Selling Activities” has the meaning set forth in Section 4.2(c)(i).

“Shares” has the meaning set forth in Section 4.1(a).

“Single Use Strips” has the meaning set forth in Section 7.5.

“Suppliers” has the meaning set forth in Section 5.15.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any foreign country or by any other tax authority and such term shall include any interest, penalties or additions to tax attributable to such taxes.

“Tax Indemnification” has the meaning set forth in Section 8.3.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threshold Amount” means US$700,000.

“Trademark Assignment Agreements” means the Trademark Assignment, dated as of the date hereof, between Seller and Buyer.

“Trademark License Agreement” means the Trademark License Agreement, dated as of the date hereof, between Seller and Buyer

“Trade Secret/Cell Line License Agreement” means the License and Material Transfer Agreement, dated as of the date hereof, between Seller and Buyer.

“Trade Secrets” means know how, trade secrets and confidential or proprietary information (including such as is embodied in designs, drawings, blueprints, and manuals).

“Transferred Intellectual Property” means: (a) the (i) patents, patent applications and patent rights (collectively, “Patents”) and (ii) internet domain names, trade names, registered and unregistered trademarks and service marks and related registrations and applications for registrations (collectively, “Marks”), in each case solely to the extent set forth on Schedule 2.1(c); (b) Trade Secrets, trade dress, logos, packaging design, and slogans, copyrights in both published and unpublished works, including without limitation all compilations, in each case, solely if exclusively related to and used in connection with the Product Lines and the Products (and, in the case of Trade Secrets, only usable exclusively in connection with the Product Lines, Products or Closing Assets); and (c) customized databases and customized computer programs used to operate Equipment, manuals and other documentation and all copyright registrations and applications thereof, and all derivatives, translations, adaptations and combinations thereof, in each case, solely if exclusively related to and used in connection with the Products, Product Lines or Closing Assets.

“Transition Period” has the meaning set forth in Section 4.2(b)(i).

“Transitional Services Agreement” means the Transitional Services Agreement, dated as of the date hereof, between Seller and Parent.

“United States” or “US” means the United States of America (including its territories and possessions).

“United States Distribution Agreement” means the Exclusive U.S. Marketing and Distribution Agreement, dated as of the date hereof, between Seller and Parent.

ARTICLE II

Purchase and Sale.

2.1                                 Agreements to Purchase and Sell.  Except as otherwise provided in Sections 2.2, 2.5 or 4.2 of this Agreement, at the Closing being held simultaneously with the execution of this Agreement, Seller shall, or shall cause Seller’s Affiliates to, grant, sell, transfer, convey, assign and deliver to Buyer or Buyer’s Affiliates, and Buyer or Buyer’s Affiliates shall purchase and accept from Seller or Seller’s Affiliates, all right, title, and interest of Seller and Seller’s Affiliates in and to all of the following assets of Seller and Seller’s Affiliates (collectively, the “Closing Assets”):

(a)                                  fixed and other tangible personal property set forth on Schedule 2.1(a), whether owned or leased (collectively, the “Equipment”);

(b)                                 copies of the documents and information included in the data room provided by Seller for review to Parent during the negotiation of this Agreement, the index to which is attached hereto as Exhibit C, such documents and information to be updated in respect of the period between preparation of the data room and the Closing Date (which update, and documents and information with respect thereto, Buyer acknowledges will be completed after the Closing Date);

(c)                                  the Transferred Intellectual Property;

(d)                                 the contracts listed on Schedule 2.1(d) (the “Contracts”);

(e)                                  the current and pending registrations of the Products and licenses, approvals, certificates, permits, franchises, and other evidence of authority issued to Seller or Seller’s Affiliates by a Governmental Authority, in each case if listed on Schedule 2.1(e) or if relating exclusively to the Product Lines, and in each case to the extent assignable;

(f)                                    the design history files with respect to the Products;

(g)                                 the customer sales and marketing information files (including distribution and sales promotion and market research studies) of Seller and Seller’s Affiliates, in each case if relating primarily to the Product Lines;

(h)                                 the cell lines and anti-sera exclusively related to and used in connection with the Product Lines and Products;

(i)                                     pursuant to and subject to the terms and conditions of the Trade Secret/Cell Lines License Agreement a perpetual, worldwide, royalty-free, non-exclusive, non-transferable license (without any right to sublicense) to (i) cell lines and anti-sera not referred to in Section 2.1(h) and (ii) Trade Secrets not referred to in Section 2.1(c), that in each case are related to and used in connection with the Product Lines; and

(j)                                     goodwill with respect to the Products and the Product Lines.

2.2                                 Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, Seller shall not, nor shall it cause Seller’s Affiliates to, sell, transfer or assign, and Buyer or Buyer’s Affiliates shall not, nor shall Buyer or Buyer’s Affiliates have any right to, purchase or otherwise acquire, any right, title or interest of Seller or Seller’s Affiliates in any of the following assets (such assets being collectively referred to hereinafter as the “Excluded Assets”):

(a)                                  rights of Seller and Seller’s Affiliates arising under this Agreement or the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

(b)                                 accounts receivable, notes receivable, cash, bank deposits and marketable securities;

(c)                                  corporate minute books, stock records and Tax Returns of Seller and Seller’s Affiliates and such other similar corporate books and records of Seller and Seller’s Affiliates as may exist on the Closing Date;

(d)                                 design notebooks (including those commonly referred to by Seller as “redbooks”) related to the Product Lines and the Products (“Redbooks”);

(e)                                  the trademarks or trade names “Abbott”, “Abbott Laboratories”, “Abbott TestPack”, “Abbott TestPack plus” and any variants thereof that include “Abbott”, internet domain names that include “Abbott”, and the stylized symbol “A”;

(f)                                    real property, buildings, structures and improvements thereon, whether owned or leased by Seller or Seller’s Affiliates, and all fixtures and fittings attached thereto, including those in Lake County, Illinois, including all manufacturing, distribution and administration facilities of Seller but not including any of the Equipment;

(g)                                 rights to refunds of Taxes paid by or on behalf of Seller (but not paid by Buyer) or any of its Affiliates;

(h)                                 insurance policies and claims thereunder;

(i)                                     intercompany receivable balances due in respect of the Product Lines;

(j)                                     animals and sufficient aliquots of cell lines and anti-sera related to the Products;

(k)                                  the services of any employees of Seller or Seller’s Affiliates or assets of any employee benefit plan, arrangement, or program maintained or contributed to by Seller or any of its Affiliates;

(l)                                     subject to Section 4.2(e), finished goods, work-in-process and raw materials inventory for the Product Lines; and

(m)                               any assets, tangible or intangible, wherever situated, not included in the Closing Assets.

2.3                                 Assumed Liabilities.  On the Closing Date, Buyer shall assume, or shall cause Buyer’s Affiliates to assume, only the Liabilities of Seller and Seller’s Affiliates specifically identified below in this Section 2.3 (the “Assumed Liabilities”), unless otherwise specifically excluded under Section 2.4:

(a)                                  all executory non-monetary Liabilities under the Contracts, and all monetary Liabilities under the Contracts if and to the extent they accrue after the Closing Date; provided, however, that Buyer shall have no obligation to perform or pay any Liabilities arising out of or resulting from any breach of or default under any provision of any Contract by Seller or any of its Affiliates on or prior to the Closing Date;

(b)                                 Taxes relating to the Products, Product Lines or the Closing Assets attributable to any period or partial period beginning after the Closing Date or that are otherwise the responsibility of Buyer pursuant to Section 3.3, Section 7.3(a) or Section 9.4 of this Agreement;

(c)                                  subject to the Other Agreements, any and all claims, causes of action and litigation, including without limitation warranty and product liability claims, involving Product units or Products Lines to the extent (i) arising out of or related to any actions taken or omitted to be taken after the Closing Date by Buyer or any of its Affiliates or (ii) related to Product units sold after the Closing Date; and

(d)                                 all Liabilities arising under coupons issued and other discounting and promotional commitments described on Schedule 2.3(d).

2.4                                 Excluded Liabilities.  Neither Buyer nor Buyer’s Affiliates will assume, nor will they become responsible for any Liabilities of Seller or Seller’s Affiliates (collectively, the “Excluded Liabilities”) other than the Assumed Liabilities, which Excluded Liabilities shall include, without limitation, the following Liabilities, all of which shall remain the Liabilities of Seller or Seller’s Affiliates:

(a)                                  all Liabilities of Seller and Seller’s Affiliates arising under this Agreement or the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;

(b)                                 all accounts payable, including all intercompany payable balances owing to Seller or Seller’s Affiliates;

(c)                                  all obligations related to employees of Seller (or its Affiliates) employed in connection with the Product Lines incurred or arising prior to or on the Closing Date, including obligations with respect to withholding Taxes of employees, termination and severance pay and all vacation and medical benefits;

(d)                                 subject to the Other Agreements, any and all claims, causes of action and litigation, including without limitation warranty and product liability claims, involving Products or Products Lines to the extent arising out of any events occurring, or actions taken or omitted to be taken by Seller or its Affiliates, on or before the Closing Date (including the matters, if any, set forth on Schedule 5.5);

(e)                                  any Taxes relating to the Products or Product Lines or the Closing Assets attributable to any period or partial period ending on or before the Closing Date (other than any Taxes that are the responsibility of Buyer pursuant to Section 2.3(b)) or that are otherwise the responsibility of Seller pursuant to Section 3.3;

(f)                                    any Liabilities under or in connection with any Excluded Assets;

(g)                                 all Liabilities arising under coupons that relate to Product units sold on or prior to the Closing Date and all Liabilities for slotting fees, temporary price reductions, trade promotions, new store allowances, trade funding, and other chargebacks and deductions to the extent relating to or arising out of sales of Product units or events occurring, in each case, on or prior to the Closing Date; and

(h)                                 except to the extent of the Assumed Liabilities, all Liabilities related to the Products or operation of the Product Lines or Closing Assets to the extent accruing or arising on or prior to the Closing Date.

2.5                                 Procedures for Closing Assets not Transferable.  If any consent which is required of one or more Persons to transfer a Contract (each, a “Seller Required Consent”) is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and Buyer shall not assume Seller’s obligations with respect thereto.  Seller shall at its own expense use commercially reasonable efforts to obtain each such Seller Required Consent as soon as possible after the Closing (and assign or transfer each such Contract, with respect to which the Assignment and Assumption Agreement shall then be deemed to apply after such Seller Required Consent is obtained) or otherwise obtain for Buyer the practical benefit of such property or rights and Buyer shall use commercially reasonable efforts to assist in that endeavor at its own expense with, however, no requirement to agree to any amendment to a Contract as a pre-condition to obtaining a Seller Required Consent other than to reflect a change in the identity of a party thereto.  In the case of any Contract for which a Seller Required Consent has not been obtained, Seller shall hold the same in trust for Buyer and Buyer and Seller shall provide all goods and services and perform all other actions necessary to complete such Contracts, and Seller shall collect and hold for Buyer’s account and promptly remit to Buyer all amounts received with respect to such Contracts and take all other actions as directed by and at the expense of Buyer; provided that each of Buyer and Seller shall indemnify and hold harmless the other party against any Loss arising as a result of a breach of the obligations set forth in this sentence by such party.  Buyer shall reimburse Seller and its Affiliates for their costs payable to third parties incurred in connection with performing their obligations under the preceding sentence.

2.6                                 Wrong Pockets.  Subject to Section 4.2, to the extent that the Closing Assets do not include any trademark, copyright or material tangible capital asset which is reasonably necessary for the manufacture and packaging of the Products and which (i) was owned by Seller or any of its Affiliates on the date hereof and (ii) was used by Seller or any of its Affiliates exclusively in connection with the Products or Product Lines prior to Closing, Seller agrees, to the extent commercially practicable and subject to Section 2.5, to, without further consideration, transfer, convey, or assign such asset so that Buyer has substantially similar benefits (subject to the burdens) of such asset in relation to the manufacture and packaging of the Products as did Seller prior to Closing.

ARTICLE III

Purchase Price; Consistent Treatment.

3.1                                 Purchase Price.  The total purchase price for the Closing Assets shall consist of the consideration referred to in Section 4.1(a) (the “Purchase Price”), which shall be paid in accordance with Section 4.1(a), plus the assumption of the Assumed Liabilities.

3.2                                 Purchase Price Allocation.  The Purchase Price shall be allocated among the Closing Assets as set forth in Schedule 3.2 (the “Allocation Schedule”).  Each of Seller and Buyer shall sign and submit all necessary forms to report this transaction for federal, state and foreign income Tax purposes in accordance with the Allocation Schedule as provided in Treasury Regulation §1.1060-1, and shall not take a position for Tax purposes inconsistent therewith.  Any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulation §1.1060-1.

3.3                                 Prorations.  Seller and Buyer agree that all of the items listed below relating to the Product Lines and the Closing Assets will be prorated as of the Closing Date (or the date of the closing of any International Retained Assets, as applicable), with Seller liable to the extent such items relate to any time period or days up to and including the Closing Date (or the date of the closing of the purchase and sale of any International Retained Assets, as applicable) and Buyer liable to the extent such items relate to periods or days subsequent to the Closing Date (or the date of the closing of the purchase and sale of any International Retained Assets, as applicable): (a) personal property Taxes (or other similar Taxes), if any, attributable to the Product Lines or the Closing Assets; and (b) rents, Taxes and other items payable by Seller under any personal property lease or contract to be assigned to or assumed by Buyer hereunder or for which Buyer enjoys the practical benefits pursuant to Section 2.5.  Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.3.

ARTICLE IV

Closings.

4.1                                 Closing.

(a)                                  At the Closing, Buyer shall (i) pay to Seller US$55,000,000 by a wire transfer of immediately available funds, in accordance with written instructions provided by Seller to Buyer prior to the date hereof; and (ii) deliver to Seller US$37,500,000 in the form of 1,550,933 shares of Parent Common Stock (the “Shares”).

(b)                                 For purposes of this Agreement, but subject to Section 4.2, the Closing shall be deemed effective as of 11:59 p.m. local time (with respect to each location of Closing Assets) on September 30, 2003.

4.2                                 International Retained Assets.

(a)                                  International Retained Assets.

(i)                                     Seller and Buyer acknowledge that on the Closing Date legal title to certain of the Closing Assets (e.g., Registrations) in certain countries, other than the United States, will remain with Seller or Seller’s Affiliates or designees (in which event Seller or Seller’s Affiliates or designees shall transfer on the Closing Date to Buyer or Buyer’s Affiliates or designees legal title to all other Closing Assets (e.g., Transferred Intellectual Property, customer sales and marketing information files) with respect to the Product Lines at issue in any such country except for those Closing Assets with respect to which legal title could not be, or is not commercially reasonable to be, transferred to Buyer or Buyer’s Affiliates or designees until the satisfaction of all Impeding Factors in accordance with the applicable relevant local laws) due to any applicable local regulatory requirements (the “Marketing Permit Requirements”), including the obtaining of appropriate Product registrations (the “Registrations”) in the name of Buyer, Buyer’s Affiliates or Buyer’s designees, whether by transfer or otherwise  (each, an “Impeding Factor”).  Those Closing Assets to which Seller, Seller’s Affiliates or Seller’s designees retain legal title and possession after the Closing Date shall be referred to as the “International Retained Assets”.  Notwithstanding the foregoing, to the extent permitted by relevant local Law beneficial ownership to the International Retained Assets shall vest with Buyer on the Closing Date and remain with Buyer until legal ownership vests with Buyer.  Seller or Seller’s Affiliates or designees shall transfer legal title to the International Retained Assets for each country, other than the United States, to Buyer or Buyer’s Affiliates or designees for no additional consideration as soon as practicable following the satisfaction of all applicable Impeding Factors for each particular country.  Seller and Buyer hereby acknowledge and agree that the consideration for the International Retained Assets is included in the Purchase Price.  Seller and Buyer shall each use commercially reasonable efforts to satisfy all Impeding Factors and complete the Local Closing for each country as soon as reasonably possible.  Unless expressly provided otherwise in this Agreement, Seller and Buyer shall each bear its own costs and expenses in connection therewith without the requirement of payment of any further consideration.  Notwithstanding the foregoing, Seller and its Affiliates shall not be required to bear any cost or expense (including internal costs) in connection with Buyer or its Affiliates seeking to satisfy Marketing Permit Requirements that require material effort, expenditures or time on the part of Seller or any of its Affiliates, except to the extent Buyer and its Affiliates are unable to perform actions necessary to satisfy such requirements, in which event, at Buyer’s request, Seller and its Affiliates shall use commercially reasonable efforts to assist Buyer to satisfy such requirements at Seller’s cost; provided, further, however, that (A) in no event shall Seller or its Affiliates be obligated to perform material product registration activities or services other than on arm’s-length terms; and (B) Buyer shall pay, or indemnify Seller for, all filing and transfer costs required in connection with transfers to Buyer or its Affiliates or designees of, or applications for new, Registrations.

(ii)                                  After the Closing Date, to the extent applicable and subject to the other provisions of this Section 4.2, Buyer or its Affiliates or designees shall, at Buyer’s sole cost and expense, apply to each of the relevant authorities for the transfer of the Registrations or issuance of new Registrations in the name of Buyer, Buyer’s Affiliates or Buyer’s designees, whichever Buyer chooses, in satisfaction of the Marketing Permit Requirements.  Where applicable, Seller and Seller’s Affiliates shall, subject to the final sentence of Section 4.2(a)(i), use commercially reasonable efforts to cooperate and furnish Buyer, Buyer’s Affiliates or its designees with such assistance from employees of Seller or Seller’s Affiliates as may reasonably be required to cause existing Registrations to be assigned to Buyer, Buyer’s Affiliates or its designees, or to cause new Registrations to be issued.  Prior to the earlier of (A) the applicable Local Closing and (B) the end of the Transition Period, subject to Buyer’s reasonable instructions with respect to the Selling Activities, Seller shall comply with the requirements of each of the Registrations and shall use commercially reasonable efforts to maintain such Registrations in full force and effect (including, as applicable, obtaining any renewals or extensions thereof); provided that Buyer shall reimburse Seller for all costs paid to third parties, and all internal personnel costs, incurred after December 31, 2003 in so doing.

(iii)                               Buyer further acknowledges that if any of the Registrations are not transferred to Buyer, Buyer’s Affiliates or Buyer’s designees within the Transition Period, at the end thereof Seller may immediately discontinue performing all Selling Activities (as defined below) and shall not have any obligation to indemnify Buyer for such delay, provided that Seller has complied with its obligations under Section 4.2(a)(ii).

(b)                                 Transition Period.

(i)                                     As to each country where there are International Retained Assets, the “Transition Period” shall be the period from the Closing Date until the earlier of: (A) the date all

Impeding Factors limiting transfer of Closing Assets located within such country have been satisfied (including, if necessary, the issuance of new Registrations for each Product sold in such country in the name of Buyer, Buyer’s Affiliates or Buyer’s designees) and all necessary Local Closings with respect to such country have taken place; or (B) with respect to Switzerland and countries in the European Union, the nine month anniversary of the Closing Date, and with respect to all other countries, the eighteen month anniversary of the Closing Date.

(ii)                                  Buyer hereby covenants that as soon as commercially feasible after the Closing, Buyer shall establish a presence (which may include appointment of a distributor) in each country in which International Retained Assets are located in order to improve the likelihood that each Local Closing can take place promptly.

(iii)                               If the Impeding Factors have not been satisfied or a Local Closing does not otherwise occur by, with respect to Switzerland and countries in the European Union, the nine month anniversary of the Closing Date, and with respect to all other countries, the eighteen month anniversary of the Closing Date, Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, neither Seller nor its Affiliates shall have any further responsibility or Liability to Buyer with respect to such country or any Closing Assets, or Closing Assets owned by any Affiliate of Seller, located therein except to the extent, if any, Seller has failed to comply with its obligations under Sections 4.2(a)(i) or (a)(ii).

(c)                                  Selling Activities.

(i)                                     Seller and Buyer acknowledge that under the applicable legislation in certain countries, Buyer may not be permitted to sell Products in such countries until such time as the Marketing Permit Requirements have been satisfied. Until the expiration of the Transition Period for each such country or, if earlier, the Local Closing, Seller and its Affiliates shall continue to be the responsible entity under the terms of the Registrations and shall continue to perform, or cause to be performed, in the ordinary course and consistent with the past practice of Seller and Seller’s Affiliates, its activities (“Selling Activities”) related to the sale and distribution of the Products to customers, including the maintenance of an adequate level of Product inventory, maintenance of the tangible local Closing Assets in reasonably satisfactory condition (subject to ordinary wear and tear), the receipt and processing of purchase orders, warehousing, shipping, billing and collection of accounts receivable, provided that, for the avoidance of doubt, nothing in this Section 4.2 shall obligate Seller or any of its Affiliates to sell Products at a loss or comply with instructions of Buyer or any of its Affiliates (other than as required by the terms of any Other Agreement) regarding the manner of performance of Selling Activities.  Buyer and its Affiliates hereby grant to Seller, its Affiliates and designees, a fully-paid, non-exclusive, non-transferable and non-assignable right and license to use the Transferred Intellectual Property to make, have made, use, sell, offer to sell, import, export, register, market, distribute and sell the Product in each of the countries where Seller is performing Selling Activities as required under this Agreement solely during the Transition Period, but only for so long as Seller is required to perform such Selling Activities in such country.  As soon as possible following the Closing Date, Seller and Buyer shall each nominate one or more representatives with sufficient experience to coordinate, to the extent permitted by local Law, on behalf of each party all Selling Activities and regulatory matters during the Transition Period.  Each representative shall, to the extent permitted by local Law, maintain regular and cooperative contact with the other to aid and facilitate a smooth and prompt transition from Seller to Buyer with respect to Selling Activities and regulatory matters.

(ii)                                  With respect to each Product in each country during the Transition Period applicable thereto, Seller shall (on a monthly or, if applicable, partial month basis, as further detailed below) pay to Parent an amount equal to the greater of (A) 70% of the Net Sales of the Product sold to third parties by Seller or its Affiliates in such country during the applicable monthly or partial month period of the Transition Period minus the Aggregate Manufacturing Cost of such Product for the applicable monthly or partial month period and (B) 25% of the Aggregate Manufacturing Cost of such Product for the applicable monthly or partial month period of the Transition Period; provided, however, that if for any applicable monthly or partial month period of the Transition Period 25% of the Aggregate Manufacturing Cost of such Product exceeds the difference between Net Sales of such Product and Aggregate Manufacturing Cost of such Product, payment by Seller to Parent will be limited to the difference between Net Sales and Aggregate Manufacturing Cost. For the avoidance of doubt, nothing in this Agreement shall obligate Seller to sell any Product at a price that yields Net Sales that are below Aggregate Manufacturing Cost for any particular SKU.  If at any point Seller is no longer the manufacturer of a Product, Buyer agrees to supply such Product to Seller at a transfer price equal to Buyer’s Aggregate Manufacturing Cost therefor pursuant to the terms of the Manufacturing Agreement (Seller as supplier).  Seller shall calculate, on an estimated basis, the amount payable pursuant to this clause (c)(ii) for each month (or portion thereof), and make such payment (in US dollars) within 20 days of the end of the applicable monthly (or partial month) period.  Within 20 days after the end of each of Seller’s fiscal quarters Seller shall perform and provide to Parent in writing a reasonably detailed reconciliation of actual amounts owing pursuant to this clause (c)(ii) and the estimated amounts paid pursuant to the immediately prior sentence, and within 20 days after such reconciliation, to the extent the actual amounts (which may be different than the amount shown on Seller’s reconciliation) owing pursuant to this clause (c)(ii) for the applicable quarter were greater than the estimated amount paid by Seller to Parent with respect thereto Seller shall pay to Parent (in US dollars) the amount of such difference, and to the extent the actual amounts owing pursuant to this clause (c)(ii) for the applicable quarter were less than the estimated amount paid by Seller to Parent with respect thereto Parent shall reimburse Seller (in U.S. dollars) the amount of such difference.  Calculations of Net Sales shall be performed in the applicable local currency and converted to US dollars at the exchange rate of the month of payment source rate used by Seller for financial reporting, generally as reported by Reuters on the first Business Day of each such month.  Precedent examples of the manner in which calculations are to be performed pursuant to this clause (c)(ii) are attached hereto as Exhibit B.

(iii)                               With respect to Product units sold by Seller and its Affiliates in each country subject to an Impeding Factor, during the applicable Transition Period, Seller and its Affiliates will calculate, on a monthly (or, if applicable, partial month) basis the royalty obligations payable by Seller and its Affiliates with respect to such units, including, without limitation, royalty obligations, if any, payable pursuant to any of the Seller License Obligations; provided, however, Buyer hereby agrees to waive, and to cause its Affiliates to waive, any and all rights to royalties with respect to such units under any and all license agreements between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other, including the Rapid Assay License Agreement between UNILEVER and Abbott Laboratories dated as of July 15, 1993, as such agreement has been or may be amended, restated, supplemented, assigned or otherwise modified, and Seller’s and its Affiliates obligations with respect thereto shall be deemed to be zero.  Within 45 days of the end of each month during the applicable Transition Period, Seller shall provide Parent with a statement detailing the royalty obligations incurred during such month by Seller or its Affiliates, and within 30 days of receipt by Parent of such statement Parent shall pay Seller an amount equal to 70% of such amounts.  Buyer agrees it will not, and it will cause its Affiliates not to, sue Seller or any of its Affiliates, customers, distributors or suppliers for infringement of any intellectual property rights in connection with Seller’s or any of its Affiliates’ performance of Selling Activities in compliance with the terms of this Agreement.

(iv)                              Seller and Buyer further acknowledge and agree that, after all Impeding Factors for any particular country have been satisfied and the International Retained Assets for such country have been transferred to Buyer or Buyer’s Affiliates or designees, Buyer may elect that Seller or Seller’s Affiliates or designees shall continue performing all or any of the Selling Activities in accordance with and subject to the terms of the provisions of the International Distribution Agreement.

(d)                                 Indemnity.  Subject to the following sentence in this Section 4.2(d), during the Transition Period, Buyer hereby agrees to indemnify, defend and hold Seller and its Affiliates harmless against and in respect of any Losses resulting from, arising out of or relating to any of the Selling Activities performed pursuant to Section 4.2(c) (which Losses, for the avoidance of doubt, shall not be deemed to include any costs or expenses incurred by Seller or any of its Affiliates in complying with the requirements of Section 4.2(c)(i)); provided, however, that Buyer shall not be required to indemnify Seller and its Affiliates to the extent any such Losses arise out of or result from the willful misconduct or negligence of Seller or its Affiliates, or failure by Seller or its Affiliates to perform the Selling Activities in compliance with Section 4.2(c)(i) except where such failure results from Seller’s or any of its Affiliate’s compliance with written direction from Buyer or any of its Affiliates.  During the Transition Period, Seller hereby agrees to indemnify, defend and hold Buyer and its Affiliates harmless against and in respect of any Losses resulting from, arising out of, or relating to Seller’s or any of its Affiliates’ willful misconduct or negligence in performing the Selling Activities or Seller’s or any of its Affiliates’ failure to perform the Selling Activities in accordance with Section 4.2(c)(i) (except where such failure results from Seller’s or any of its Affiliates’ compliance with written direction from Buyer or any of its Affiliates); provided, however, that Seller shall not be required to indemnify Buyer and its Affiliates to the extent any such Losses arise out of or result from the willful misconduct or negligence of Buyer or its Affiliates.

(e)                                  Local Closings.  Subject to Section 4.2(b)(iii), at the conclusion of the applicable Transition Period for each country, unless the applicable Impeding Factors have not been satisfied, there will be a local closing (the “Local Closing”) to evidence and effectuate transfer of legal title to the applicable International Retained Assets.  At each Local Closing with respect to countries not then subject to the International Distribution Agreement, Seller’s Affiliate responsible for the Selling Activities for such country shall also sell to Buyer or Buyer’s Affiliates or designees the remaining unsold inventory of finished units of Products held by such Seller’s Affiliate, if any (other than any such inventory which is not saleable in the ordinary course of Seller’s Affiliates’

business in such country, which inventory shall be retained by such Affiliates and not subject to Section 7.5 hereof), at a price per unit equal to the price paid by Seller’s Affiliate or designee therefor (the “Aggregate Local Landed Cost”).  Within 20 days of any such payment, Seller shall pay to Parent an amount equal to the difference between (i) the applicable Aggregate Local Landed Cost and (ii) the sum of (A) the then applicable cost plus markup transfer price set forth in Schedule 1.1(a) for such inventory plus (B) all freight and duties charged thereon.  Amounts payable by Seller to Parent pursuant to this clause (e) shall be made in United States dollars.  Calculations of local currency amounts shall be performed in the applicable local currency and converted to United States dollars at the exchange rate of the month of payment source rate used by Seller for financial reporting, generally as reported by Reuters on the first Business Day of such month.

ARTICLE V

Representations and Warranties of Seller.

Seller represents and warrants to Buyer that as of the Closing:

5.1                                 Organization.  Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Illinois, and is duly qualified to transact business as a corporation in such jurisdictions where the nature of the Product Lines makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a Material Adverse Effect.  Seller has full corporate power and authority to carry on the Product Line business as now being conducted.

5.2                                 Due Authorization.  Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by Seller.  The signing, delivery and performance of this Agreement and the Other Agreements by Seller is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Articles of Incorporation or By-Laws of Seller, or of any material agreement or instrument binding on Seller, or of any applicable order, writ, injunction or decree of any court or governmental instrumentality, and will not result in any lien, encumbrance or charge (other than as may be applicable to Buyer) on any of the Closing Assets.  This Agreement and the Other Agreements have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

5.3                                 Title.  Seller owns all of the Closing Assets described in clauses (a), (c) (other than Transferred Intellectual Property described in clauses (b) or (c) of the definition thereof which is owned by an Affiliate of Seller), (f), (g) (other than such as is owned by an Affiliate of Seller), and (h) of Section 2.1, and all FDA licenses issued to Seller described in Section 2.1(e), and Seller or its Affiliates own all other Closing Assets.  Seller shall convey or cause its

Affiliates to convey on the Closing Date, subject to Section 2.5 and Section 4.2, (a) beneficial title to all of the Closing Assets and (b) good and legal title to all of the Closing Assets, in the case of both (a) and (b) free and clear of all liens (except for liens for Taxes not yet due and payable) and Encumbrances, except for the terms of the Contracts (including executory Liabilities thereunder) and subject to obtaining any Seller Required Consents of Persons listed on Schedule 5.7 (it being understood that this representation shall not apply to the Transferred Intellectual Property, the title of which is addressed exclusively in Section 5.4 hereof).  No financing statement under the Uniform Commercial Code with respect to any of the Closing Assets is active in any jurisdiction, and Seller has not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.  The Closing Assets set forth in Schedule 2.1(a) are in satisfactory operating condition and repair, subject to ordinary wear and tear.

5.4                                 Intellectual Property.

(a)                                  Except for assets described in Section 2.2(e) or Schedule 5.4(a), the Transferred Intellectual Property includes all of the patents, patent applications and patent rights and internet domain names, trade names, registered and unregistered trademarks and service marks and related registrations owned by Seller that are exclusively related to and used in connection with the Product Lines and the Products.

(b)                                 Seller and its Affiliates are the sole legal owners of the Patents and Marks.  Except as disclosed in Schedule 5.4(b), Seller and its Affiliates also are the record owners of each Patent and Mark such that such legal ownership has been recorded, or a recordation filing has been made, with the appropriate Governmental Authority.  All filing, issue, registration, renewal, maintenance or other official registry fees for the registered Patents and Marks due as of the date hereof have been paid.

(c)                                  Except as disclosed in Schedule 5.4(c), Sellers and its Affiliates own the entire right, title and interest in and to the Transferred Intellectual Property described in clause (a) of the definition thereof, free and clear of any Encumbrances that would be material to the Product Lines, and own or license all Transferred Intellectual Property described in clauses (b) and (c) of the definition thereof.  Seller and its Affiliates have rights sufficient to grant the licenses granted in the Seller Licenses and Trademark Agreement.

(d)                                 To Seller’s Knowledge, the Patents and Marks are valid and enforceable, and Seller has taken no action pursuant to which they are reasonably likely to cease to be valid and enforceable.

(e)                                  Except as disclosed in Schedules 5.4(e) or 5.5, Seller has not received any notice or claim by any third party of any act by Seller, exclusively related to the Product Lines or the use of the Transferred Intellectual Property, of infringement, violation, or misappropriation of that Person’s intellectual property rights, in each case where such act has had, or would reasonably be expected to have, a Material Adverse Effect.

(f)                                    Seller has maintained the confidentiality of the Trade Secrets included within the Transferred Intellectual Property with substantially the same degree of care it has used to maintain the confidentiality of its other Trade Secrets.

5.5                                 Litigation.  Schedule 5.5 sets forth each instance (a) in which Seller (with respect to the Product Lines or the Closing Assets) is subject to any outstanding injunction, judgment, order, decree or ruling of a Governmental Authority, (b) in which Seller (with respect to the Product Lines or the Closing Assets) is a party to any litigation, action, suit, proceeding, hearing, administrative claim, regulatory proceeding, or investigation of, in, or before any court, arbitrator, or Governmental Authority, or (c) in which any such litigation, action, suit, proceeding, hearing, administrative claim, regulatory proceeding or investigation (i) is, to Seller’s Knowledge, threatened against the Seller, or (ii) involves or, to Seller’s Knowledge, is threatened against, an agent of the Seller or other Person with respect to which the Seller owes a duty of indemnification related to or arising from the Product Lines or the Closing Assets, except for collections and similar matters in the ordinary course of business (or series of related matters) involving an amount not in excess of US$50,000 for any single matter (or series of related matters).

5.6                                 Contracts.  All Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of Seller and, to Seller’s Knowledge, the other parties thereto and are enforceable in accordance with their respective terms.  Neither Seller nor Seller’s Affiliates, nor to Seller’s Knowledge, any other party to any Contract, is in default in complying with any material provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a material default thereunder on the part of Seller, Seller’s Affiliates or, to Seller’s Knowledge, on the part of any other party thereto.  Except as described on Schedule 5.6 and excluding the Contracts, neither Seller nor any of its Affiliates is party to, or bound by, any written contract, agreement, lease, indenture, instrument, commitment or arrangement primarily related to the Product Lines that has a remaining effective term in excess of 15 months or provides for annual consideration or payment in excess of US$250,000.

5.7                                 Consents.  Subject to Section 4.2, assuming the truth and accuracy of the representations and warranties made by Buyer in Sections 6.3 and 6.8, and except as set forth on Schedule 5.7, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Seller or Seller’s Affiliates to consummate the transactions contemplated hereby.

5.8                                 Brokers, Etc.  Except for Goldman, Sachs & Co., the fees and expenses of which shall be the sole responsibility of Seller, no broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.9                                 Compliance with Laws.

(a)                                  Except as disclosed in Schedule 5.9 or, with respect to matters subject to regulation by the FDA, disclosed or referenced in the Consent Decree, (i) Seller holds, and is in material compliance with the terms of, all Governmental Licenses material to the manufacture of the Products that Seller manufactures and the sale of the Products by

Seller and its Affiliates, (ii) no legal action or proceeding is pending that would reasonably be expected to result in a revocation, nonrenewal, termination, suspension or other material impairment of any such Governmental License, (iii) Seller has complied in all material respects with, and the manufacture of Products manufactured by Seller and the sale of the Products is being conducted in compliance in all material respects with, all applicable Laws, and (iv) no investigation or review by any Governmental Entity with respect to the Product Lines is ongoing, pending or, to Seller’s Knowledge, threatened, or has been undertaken since November 2, 1999 that would reasonably be expected to result in an adverse finding with respect to the Products.  Except as disclosed in Schedule 5.9 or disclosed in the QCQM Disclosure or, with respect to matters subject to regulation by the FDA, disclosed or referenced in the Consent Decree, to Seller’s Knowledge, no fact exists or event has occurred, and no legal action or proceeding is threatened, that would reasonably be expected to result in a revocation, nonrenewal, termination, suspension or other material impairment of any such Governmental License.

(b)                                 Except as described on Schedule 5.9, neither Seller, nor to Seller’s Knowledge, any officer, key employee or agent of Seller, has been convicted of any crime with respect to the Products or has engaged in any conduct with respect to the Products that would reasonably be expected to result in (i) debarment of Seller under 21 U.S.C. Section 335a, 10 U.S.C. Section 2393 or any similar state law or regulation or (ii) exclusion of Seller under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

5.10                           Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE V, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE CLOSING ASSETS OR THE PRODUCT LINES AND BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE V, SELLER AND ITS AFFILIATES ARE SELLING AND CONVEYING THE CLOSING ASSETS AND THE PRODUCT LINES ON AN “AS IS, WHERE IS” BASIS, WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER IMPLIED OR EXPRESS WARRANTIES WHATSOEVER.

5.11                           Financial Statements and Financial Information.

(a)                                  The statements of assets acquired of the Product Lines (which for the avoidance of doubt does not include all Closing Assets) as of December 31, 2001, December 31, 2002 and June 30, 2003 and the related statements of net revenues in excess of direct expenses for the years ended December 31, 2001 and December 31, 2002 and the six-month period ended June 30, 2003 audited by Deloitte & Touche (the “Product Line Financial Statements”): (i) were prepared in accordance with GAAP; and (ii) present fairly in all material respects the assets acquired of the Product Lines (which for the avoidance of doubt does not include all Closing Assets) and the related net revenues in excess of direct expenses as at the respective dates of and for the periods referred to in the Product Line Financial Statements.

(b)                                 The data set forth on Schedule 5.11 is accurate in all material respects.

(c)                                  The definition of “Net Sales” in Article I describes, in all material respects, the method of calculating net sales used by Seller in the preparation of the Product Line Financial Statements.

5.12                           Regulatory Matters.  (a) Except as set forth on Schedule 5.12 or disclosed in specific complaints in the QCQM Disclosure, or, with respect to matters regulated by the FDA, disclosed or referenced in the Consent Decree, Seller is in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration or similar federal, state or local governmental authorities (the “FDA”) or similar foreign governmental authorities (“Foreign Authorities”) with respect to the manufacture, collection, sale, labeling, storing, testing, distribution, or marketing of the Product Lines being manufactured, distributed or developed by or on behalf of Seller.  Except as set forth on Schedule 5.12 or, with respect to matters regulated by the FDA, disclosed or referenced in the Consent Decree, Seller adheres in all material respects to all applicable regulations (including “Quality System” and “Good Manufacturing Practices” regulations) in the manufacture of the Product Lines manufactured by it.  Except as set forth on Schedule 5.12 or, with respect to matters regulated by the FDA, as disclosed or referenced in the Consent Decree, Seller adheres in all material respects, with respect to manufacture of the Product Lines manufactured by it, to all “Good Clinical Practices,” “Informed Consent” and all applicable requirements relating to the protection of human subjects for its preclinical and clinical trials as required by the FDA and any applicable corresponding requirements of the Foreign Authorities.  Except as set forth on Schedule 5.12 or, with respect to matters regulated by the FDA, as disclosed or referenced in the Consent Decree, Seller has all requisite FDA and Foreign Authorities permits, approvals, registrations, licenses or the like to conduct the manufacture of the Product Lines manufactured by it and sale of the Product Lines.  Seller has previously delivered or made available to Buyer an index of all currently effective material applications, approvals, registrations or licenses obtained by Seller from Foreign Authorities or the FDA primarily in connection with the manufacture, marketing, sale and distribution of the Product Lines and has made all such documentation available to Buyer.  Except as set forth on Schedule 5.12 or disclosed in specific complaints in the QCQM Disclosure, or, with respect to matters regulated by the FDA, disclosed or referenced in the Consent Decree, Seller is in compliance in all material respects with respect to its manufacture of the Product Lines manufactured by it and distribution of the Product Lines, with all applicable registration and listing requirements set forth in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 360 and 21 C.F.R. Part 807 and all similar applicable laws.

(b)                                 Except as set forth on Schedule 5.12 or, with respect to matters regulated by the FDA, disclosed or referenced in the Consent Decree, Seller is not in receipt of notice of, and to Seller’s Knowledge is not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case primarily relating to any Product Lines or to Seller’s facilities in which the Product Lines are manufactured, by the FDA or Foreign Authorities.  Except as set forth on Schedule 5.12 or, with respect to matters regulated by the FDA, disclosed or referenced in the Consent Decree, there are no pending or, to Seller’s Knowledge, threatened actions, proceedings or complaints by the FDA or Foreign Authorities which would prohibit or materially impede the manufacture or sale of the Product Lines.

(c)                                  Seller has not made any material false statements on, or material omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Authorities primarily relating to the Products prepared, maintained or submitted to comply with the requirements of the FDA or Foreign Authorities.

(d)                                 Except as set forth on Schedule 5.12 or, with respect to matters regulated by the FDA, disclosed or referenced in the Consent Decree, Seller has not received any notification, written or oral, that remains unresolved, from Foreign Authorities, the FDA or other authorities indicating that any Product Lines are misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

(e)                                  Except as disclosed in, referenced in or in connection with the Consent Decree, since November 2, 1999, no Products have been recalled, suspended or discontinued as a result of any action by the FDA or any Foreign Authority against Seller or, to Seller’s Knowledge, any licensee, distributor or marketer of any Products, in the United States or outside of the United States.

(f)                                    Seller has not committed any act, made any statement or failed to make any statement with respect to the Products that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

5.13                           Absence of Certain Changes.  Since June 30, 2003, Seller has manufactured (with respect to the Product Lines it manufactures) and sold the Product Lines only in the ordinary course and consistent with past practices, and except as disclosed in Schedule 5.13 there has not been:

(a)                                  Except as disclosed in the Product Line Financial Statements, any Material Adverse Effect;

(b)                                 Any waiver of any material right of Seller primarily relating to the Product Lines other than in the ordinary course of business consistent with past practice;

(c)                                  Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Seller primarily relating to the Product Lines other than in the ordinary course of business consistent with past practice;

(d)                                 Any other material transaction entered into by Seller primarily relating to the Product Lines other than transactions in the ordinary course of business consistent with past practice;

(e)                                  To Seller’s Knowledge, any material increase or written notice to Seller thereof in the cost of key raw materials used in Product Line manufacturing; or

(f)                                    Any agreement of Seller that would result in any of the transactions or events or require Seller to take any of the actions specified in clauses (a) through (e) above.

5.14                           Warranty Matters.  Except as disclosed or referenced in the Consent Decree or disclosed in the QCQM Disclosure, there are no material existing or, to Seller’s Knowledge, threatened product liability, warranty, failure to adequately warn or any other similar claims against Seller primarily relating to the Product Lines.  Except as disclosed or referenced in the Consent Decree, to Seller’s Knowledge, there are no written statements, citations, correspondence or decisions by any Governmental Authority stating that any Product Line is materially unsafe or materially fails to meet any product warranty or other quality standards promulgated by any such Governmental Authority.  Except as disclosed or referenced in the Consent Decree, there have been no notices of recall served on Seller by any such Governmental Authority with respect to any Product Lines.  To Seller’s Knowledge, except as disclosed or referenced in the Consent Decree or disclosed in the QCQM Disclosure, Schedule 5.14 or, solely with respect to clause (b), Schedule 5.15, there is no (a) fact relating to any Product Line that is reasonably likely to impose upon Seller a duty to recall any Product Line or a duty to warn customers of a defect in any Product Line, or (b) material liability for returns with respect to any Product units.

5.15                           Customers, Distributors and Suppliers.  Schedule 5.15 sets forth a true and complete list of all customers or distributors of Seller (whether pursuant to a commission, royalty or other arrangement) who accounted for US$200,000 or more of the sales of the Product Lines for the twelve months ended December 31, 2002 (collectively, the “Customers and Distributors”), showing with respect to each, the name and approximate dollar value involved for the twelve months ended December 31, 2002 and the six months ended June 30, 2003.  Schedule 5.15 also sets forth a true and complete list of all suppliers to Seller primarily with respect to the Product Lines to whom during the twelve months ended December 31, 2002 Seller made payments aggregating US$250,000 or more (the “Suppliers”), showing with respect to each, the name and approximate dollar value involved for the twelve months ended December 31, 2002 and the six months ended June 30, 2003.  To Seller’s Knowledge, except as set forth on Schedule 5.15, the relationships of Seller with the Customers and Distributors and Suppliers are good commercial working relationships.  To Seller’s Knowledge, except as set forth on Schedule 5.15, no Customer and Distributor or Supplier has canceled or otherwise terminated its relationship with Seller, or has during the last twelve months materially decreased its services, supplies or materials to Seller or its usage or purchase of the services or products of the Product Lines nor does any Customer and Distributor or Supplier have any plan or intention to do any of the foregoing or has any Customer and Distributor or Supplier provided written notice to the Seller of any of the foregoing.

5.16                           [Intentionally omitted.]

5.17                           Disclosure.  To Seller’s Knowledge, the representations, warranties and statements contained in this Agreement and in the certificates and schedules delivered by Seller to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact with respect to the Products, the Product Lines or the Closing Assets, and do not omit to state a material fact with respect to the Products, Product Lines or the Closing Assets required to be stated therein to make such representations, warranties or statements not misleading in any material respect in light of the circumstances under which they were made.

5.18                           Inspection.  Seller represents and warrants to, and covenants with, Parent that Seller is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision such as that involved in the receipt of the Shares and has requested, received, reviewed and understood all information it deems relevant in making an informed decision with respect to the Shares, including, without limitation, the information contained in the Parent SEC Documents.  Seller further represents that it has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the issuance of the Shares hereunder and the business, properties, prospects, and financial condition of Parent and its subsidiaries.

5.19                           Purchase Entirely For Own Account.  This Agreement is made with Seller in reliance upon Seller’s representation to Parent, which by Seller’s execution of this Agreement Seller hereby confirms, that the Shares to be received by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  By executing this Agreement, Seller further represents that Seller does not have any contract, undertaking, agreement, arrangement or understanding with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.  Seller is able to bear the economic risk of ownership of the Shares for an indefinite period of time.

5.20                           Restricted Shares.  Seller acknowledges that the issuance of the Shares pursuant to this Agreement is being made without registration under the Securities Act and applicable state securities laws and has not been reviewed by the SEC or any state regulatory authority.  Seller also acknowledges that the Shares it is receiving hereunder are characterized as “restricted securities” under the federal securities laws inasmuch as they are being received from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Seller will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, the rules and regulations thereunder and any applicable state securities or blue sky laws.

5.21                           Accredited Investor.  Seller is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D as now in effect.

5.22                           Legend.  Seller understands and agrees that the certificates evidencing the Shares shall be endorsed with a legend in substantially the form set forth below as well as any other legends required by applicable law, and Seller covenants that Seller shall not transfer any of the

Shares represented by any such certificate or other document without complying with the restrictions on transfer described in the legend endorsed on such certificate:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR  (B) EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.

Parent need not register a transfer of any of the Shares and may also instruct its transfer agent not to register a transfer of any Shares, unless the conditions specified in the foregoing legend is satisfied to the extent applicable.

ARTICLE VI

Representations and Warranties of Buyer.

Buyer represents and warrants to Seller that as of the Closing:

6.1                                 Organization.  Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business as a corporation in all jurisdictions except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Parent.  Inverness Medical Switzerland GmbH is a corporation duly organized and validly existing and in good standing under the laws of Switzerland, Morpheus Acquisition Corp. is a corporation duly organized and validly existing and in good standing under the laws of Delaware, and Morpheus Acquisition LLC is a limited liability company duly organized and validly existing and in good standing under the laws of Delaware, and each is duly qualified to transact business in all jurisdictions except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on it.  Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2                                 Due Authorization.  Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly authorized by Buyer.  The signing, delivery and performance of this Agreement and the Other Agreements by Buyer is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation, By-Laws or other formation documents of Buyer or of any order, writ, injunction or decree of any court or governmental instrumentality.  This Agreement and the Other Agreements have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

6.3                                 Consents.  Except as set forth on Schedule 6.3, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Buyer or its Affiliates to consummate the transactions contemplated hereby.

6.4                                 Litigation.  There is no litigation, proceeding, claim or governmental investigation pending or, to Buyer’s Knowledge, threatened (a) relating to or affecting Buyer’s or Buyer’s Affiliates’ ability to purchase or operate the Product Lines or assume the Assumed Liabilities or (b) that, individually or in the aggregate, could reasonably be expected to result in a Parent MAE.

6.5                                 Brokers, Etc.  Except for Covington & Associates, the fees and expenses of which shall be the sole responsibility of Buyer, no broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or Buyer’s Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

6.6                                 Compliance with Laws.

(a)                                  Except for those Laws described in Section 6.6(b), each of Parent and its subsidiaries is in compliance with all applicable Laws, except where any such failure to comply would not reasonably be expected to result in a Parent MAE, and is not in violation of, and has not received any written notices of violation with respect to, any Law, with respect to the conduct, ownership or operation of their respective businesses which, individually or in aggregate, would reasonably be expected to result in a Parent MAE.

(b)                                 Parent is in compliance in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder applicable to it on the date hereof.

(c)                                  Neither Parent or any subsidiary of Parent, nor to Parent’s Knowledge, any officer or key employee of Parent or any such subsidiary has been convicted of any crime or has engaged in any conduct that would reasonably be expected to result in (i) debarment of Parent under 21 U.S.C. Section 335a, 10 U.S.C. Section 2393 or any similar state law or regulation or (ii) exclusion of Parent under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

6.7                                 Securities Matters; Financial Statements.

(a)                                  As of their respective filing dates, (i) the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent that information contained in any Parent SEC Document has been revised or superceded by a subsequently filed Parent SEC Document filed prior to the date hereof.  Except to the extent that information contained in any such report, schedule, form, statement or other document has been revised or superceded by a subsequently filed report, schedule, form, statement or other document filed prior to the date hereof, all required reports, schedules, forms, statements and other documents that Parent was required to file with the SEC under the Exchange Act after January 1, 2002 and prior to the date hereof complied, as of their respective filing dates, in all material respects, with the requirements of the Exchange Act, and none of such reports, schedules, forms, statements or other documents contained, as of their respective filing dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  As of the date of this Agreement, Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) which are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(b)                                 The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Parent and its subsidiaries on a consolidated basis as at the respective dates of and for the periods referred to in the Parent Financial Statements, all in accordance with United States generally accepted accounting principles consistently applied, except as otherwise noted therein and as otherwise permitted for financial statements filed as part of a Quarterly Report on Form 10-Q and subject, in the case of unaudited statements, to normal year-end adjustments that would not be material in amount of effect.  Except as and to the extent set forth on the balance sheet of Parent as of June 30, 2003 included in the Form 10-Q filed by Parent with the SEC for the quarter then ended or otherwise disclosed in the notes thereto or disclosed or described in any Parent SEC Document filed by Parent with the SEC from June 30, 2003 to the date of this Agreement, Parent, as of the date of this Agreement, does not have any Liabilities except for (i) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2003; (ii) Liabilities incurred in connection with this Agreement, the Other Agreements, the Stock Purchase Agreement, dated as of July 30, 2003, by and between Parent, Applied Biotech, Inc. and Erie Scientific Company, the Amended and Restated Credit Agreement dated as of August 27, 2003 by and among Parent, certain of its subsidiaries and Parent’s lenders, the agreements related hereto and thereto and the transactions contemplated hereby and thereby, and (iii) Liabilities that individually or in the aggregate have not had or would not reasonably be expected to result in a Parent MAE.

6.8                                 Valuation.  Buyer has, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in good faith determined that the fair market value of the United States Closing Assets is less than US$50,000,000.

6.9                                 Capitalization; Parent Common Stock.  (a)  The authorized capital stock of Parent consists solely of 50,000,000  shares of Parent Common Stock.  As of September 26, 2003, Parent had issued and outstanding 17,675,244 shares of Parent Common Stock, and Parent has issued no Parent Common Stock since that date other than the Shares and shares of Parent Common Stock issued upon exercise of options or warrants or conversion of convertible securities granted or issued prior to such date.  Except as set forth in Schedule 6.9, as of September 26, 2003 there are no securities, options, warrants, calls, commitments or other agreements of any character that provide for the issuance of any shares of capital stock of Parent, nor are there any outstanding securities granted or issued by Parent that are convertible into or exchangeable or exercisable for any shares of the capital stock of Parent and none are authorized.

(b)                                 The Shares (i) will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, (ii) will not, when delivered, be subject to preemptive rights created by statute, Parent’s constitutive documents or any agreement to which Parent is a party or by which Parent is bound, and (iii) will, when delivered, be free of all Encumbrances (except for any Encumbrances created by Seller or as a result of the Registration Rights Agreement).  Assuming the truth and accuracy of the representations and warranties made by Seller in Sections 5.18 through 5.21, the issuance to Seller of the Shares will not require registration under the Securities Act.

6.10                           No Material Adverse Change.  Since the date of the most recent balance sheet included in the Parent Financial Statements there has been no Parent MAE.

6.11                           Disclosure.  To Buyer’s Knowledge, the representations, warranties and statements contained in this Agreement and in the certificates and schedules delivered by Buyer to Seller pursuant to this Agreement do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein to make such representations, warranties or statements not misleading in any material respect in light of the circumstances under which they were made.

ARTICLE VII

Post-Closing Covenants; Other Agreements.

7.1                                 Records.

(a)                                  After the Closing or the applicable Local Closing, as applicable, Buyer and Seller shall make reasonably available to each other and their respective Affiliates, agents and representatives (as reasonably requested) and to any taxing authority or any other Governmental Authority, all information, records and documents (including with respect to marketing, customers and suppliers, and, subject to clause (b) below, the Redbooks) relating to the Closing Assets, Product Lines and Products for all periods prior to Closing or the applicable Local Closing, as applicable, and shall preserve (i) all such information, records and documents, in the case of Seller, in accordance with its generally applicable record retention policies, and in the case of Buyer, until six years after the Closing or six years after the applicable Local Closing, as applicable; (ii) Tax information, records or documents pertaining to the Closing Assets, Product Lines or

Products until the expiration of all applicable statutes of limitations for Taxes or extensions thereof; and (iii) government contract information, records or documents for the required retention period.  Buyer and Seller shall also make available to each other, during normal business hours when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters or governmental contracts, each as it relates to the Product Lines, including without limitation, product liability and general insurance liability.  In addition, subject to clause (b) below, Seller shall also make reasonably available to Buyer (during normal business hours when reasonably requested) personnel responsible for preparing or maintaining the Redbooks, laboratory notebooks and/or other historic information related to the Transferred Intellectual Property, which personnel shall reasonably cooperate with Buyer in the transfer to Buyer of historical information related to the Transferred Intellectual Property.  Subject to Section 7.5, Seller shall have the right to retain copies of all information and documents provided by Seller to Buyer pursuant to Section 2.1 and, to the extent reasonably necessary in connection with the business and operations of Seller and its Affiliates, use such information and documentation in the ordinary course of business consistent with past practice.  The right to access provided by this Section 7.1 shall include the right to make copies of accessed documents; provided that (i) all such copies shall be at the sole cost and expense of the requesting party and (ii) the party providing access shall have the right to reasonably redact all such documents.

(b)                                 Notwithstanding anything to the contrary in Section 7.1(a), Seller and its Affiliates shall not be required to provide access pursuant to this Section 7.1 to any Redbook (other than specific information in a Redbook directly referenced in a design history file transferred pursuant hereto to Buyer) unless (i) there is no patent litigation pending or threatened at the time of such access between Buyer, any Affiliate of Buyer, or PBM-Selfcare LLC, a Delaware limited liability company, on the one hand, and Seller or any Affiliate of Seller, on the other, (ii) Seller consents to such access (such consent not to be unreasonably withheld or delayed), and (iii) Buyer’s sole purpose in seeking such access (and the sole purpose for which Buyer will use such access) is for use in enforcing or defending a Patent in litigation or arbitration pending at the time of such access.  Buyer and its Affiliates shall use their best efforts to ensure that, except for appropriate disclosure (subject to a confidentiality agreement or order satisfactory to Seller) to Buyer’s counsel and the third party involved in the litigation or arbitration at issue and the applicable Governmental Authority or arbitrator, all documentation and information obtained pursuant to this clause (b) remains confidential and is not provided to any other third party (including by the third party involved in the litigation or arbitration at issue).

(c)                                  Notwithstanding the foregoing, this Section 7.1 shall not provide either Buyer or Seller (or any Affiliate, agent or representative of either thereof) any access rights to documents or information of the other which access would violate any legal constraints or obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), or waive any attorney/client, work product, or like privilege, or for the purpose of use in connection with potential or actual litigation, arbitration or mediation between, on the one hand, Buyer or any of its Affiliates or subsidiaries, and on the other, Seller and any of its Affiliates or subsidiaries (nor, for the avoidance of doubt, shall Buyer or Seller or any of their respective Affiliates or subsidiaries have any right to use any document or information obtained from the other pursuant to this Section 7.1 in any such litigation, arbitration or mediation).

7.2                                 Use of Trade or Service Marks.  Other than pursuant to the Other Agreements, neither Buyer nor any of Buyer’s Affiliates shall use or permit its distributors to use the names “Abbott” or “Abbott Laboratories” or any other corporate, trade or service marks or names owned or used by Seller or its Affiliates not included in the Closing Assets.  All Product packaging of the Product Lines as of the Closing used to package Products manufactured by Buyer or any Affiliate of Buyer after the Closing shall bear a new code identification that indicates the Products were manufactured by Buyer.

7.3                                 Tax Matters.

(a)                                  Taxes.  After the Closing Date (or the date of the applicable Local Closing, as applicable), Buyer and Seller shall cooperate in filing of any Tax Returns, to the extent such filing requires providing each other with necessary relevant records and documents relating to the Closing Assets or the Product Lines, or providing reasonable access to employees.  Seller and Buyer shall cooperate in defending or resolving any Tax audit, examination or Tax-related litigation.  Buyer and Seller shall cooperate to minimize any transfer, sales and use Taxes.

(b)                                 Tax Certificates.  At each of the Closing and each Local Closing, Buyer shall, if applicable, execute and deliver to Seller resale certificates for all inventory items transferred to Buyer or Buyer’s designee (as applicable) and equipment exemption certificates for all Equipment.

(c)                                  Bulk Sales Laws.  Seller and Buyer waive compliance with bulk sales laws in connection with the sale of the Closing Assets.

7.4                                 Pre-Closing Receivables.  (a) The parties acknowledge and agree that all accounts receivable and notes receivable related to the Product Lines that are accrued but unpaid prior to the Closing (the “Pre-Closing Receivables”) shall remain the property of Seller or Seller’s Affiliates and shall be collectable by Seller or Seller’s Affiliates subsequent to the Closing in the ordinary course of business consistent with Seller’s past collection practices.  If subsequent to the Closing, Buyer or Buyer’s Affiliates receive any payments of any kind from any Person that is an obligor with respect to Pre-Closing Receivables, then, (i) if such payment or any portion thereof is specified (initially or after inquiry) by the obligor to be for a Pre-Closing Receivable, (ii) if it is apparent that such payment or any portion thereof is intended by the obligor to be for a Pre-Closing Receivable, or (iii) if it is unclear whether such payment or any portion thereof is intended by the obligor to be for a Pre-Closing Receivable (it being understood, however, that if it is initially unclear but after good faith inquiry it is apparent that such payment or any portion thereof is not intended by the obligor to be for a Pre-Closing Receivable, Buyer may retain that payment or portion thereof that is not intended by the obligor to be for a Pre-Closing Receivable), Buyer shall within 30 days of receipt of such payment remit the full amount of such payment (or portion thereof) to Seller.

(b)                                 If Seller or its Affiliates receive any payments of accounts receivable on sales of Fact plus® Products (i) subsequent to the Closing with respect to sales made in a country not subject to an Impeding Factor or (ii) subsequent to the date of the applicable Local Closing with respect to sales made in a country subject to an Impeding Factor, then, (A) if such payment or any portion thereof is specified (initially or after inquiry) by the payor to be for a post-Closing sale of Fact plus® Products (or, in the case of clause (ii), a post-Local Closing sale of Fact plus® Products), (B) if it is apparent that such payment or any portion thereof is intended by the payor to be for a post-Closing sale of Fact plus® Products (or, in the case of clause (ii), a post-Local Closing sale of Fact plus® Products), or (C) if it is unclear whether such payment or any portion thereof is intended by the payor to be for a post-Closing sale of Fact plus® Products (or, in the case of clause (ii), a post-Local Closing sale of Fact plus® Products) (it being understood, however, that if it is initially unclear but after good faith inquiry it is apparent that such payment or any portion thereof is not intended by the payor to be for a post-Closing, or post-Local Closing, as the case may be, sale of Fact plus® Products, Seller may retain that payment or portion thereof that is not intended by the payor to be for a post-Closing, or post-Local Closing, as the case may be, sale of Fact plus® Products), Seller shall within 30 days of receipt of such payment remit the full amount of such payment (or portion thereof) to Buyer.

7.5                                 Covenant Not to Compete.  (a) As an inducement for Buyer to enter into this Agreement, Seller covenants and agrees that, for the period from the Closing Date through the fifth anniversary of the Closing Date, neither Seller nor any of Seller’s Affiliates shall, directly or indirectly, anywhere in the world:

(i)                                     manufacture, market, sell or distribute (A) over-the-counter hCG detection test products that operate in a Rapid Manner; (B) single use disposable test strips (“Single Use Strips”) that operate in a Rapid Manner and measure any of the analytes measured by the Products and are visually read without the aid of a meter; or (C) Single Use Strips that operate in a Rapid Manner and measure any of the analytes measured by the Products and are measured using a meter other than an Excepted Reader (each, a “Competing Product”);

(ii)                                  act as a sales or marketing representative with respect to any Competing Product;

(iii)                               act as a consultant with respect to the developing, manufacture, marketing, selling or distribution of any Competing Product; or

(iv)                              license or lend its name to any Person for use in the marketing, selling or distributing of a Competing Product.

(b)                                 Notwithstanding Section 7.5(a), Seller or any of Seller’s Affiliates may:

(i)                                     acquire and hold Parent Common Stock;

(ii)                                  hold up to 20% of the outstanding equity of any Person that engages in an activity that would otherwise violate Section 7.5(a); provided that, for the avoidance of doubt, if such Person is an Affiliate of Seller, this non-compete shall apply to said Person;

(iii)                               acquire any Person that engages in an activity that would otherwise violate Section 7.5(a), provided that any such activity ceases (through the sale of assets or otherwise) within 180 days of such acquisition; or

(iv)                              engage in any activity that would otherwise violate Section 7.5(a) if such activity is being conducted pursuant to Section 4.2 or any of the Other Agreements; or

(v)                                 engage in any activity that would otherwise violate Section 7.5(a) in any geographic region specified on Schedule 7.5 hereto following written notice from Parent or Buyer to Seller that Parent and Buyer are selling and intend to sell none of the Products (or products similar to the Products) in such specified geographic region (which notice Parent agrees to give if such is reasonably expected to be the case, at any time and from time to time, the subsequent six months); provided, however, that Parent or Buyer may thereafter send a subsequent written notice to Seller of Parent’s or any of its Affiliate’s intention to begin selling one or more Products or one or more products similar to the Products in such geographic region, in which event Seller and Seller’s Affiliates shall thereafter cease engaging in activity otherwise in violation of Section 7.5(a) in such geographic region within 180 days of such written notice; provided, further, however, that for purposes of such prohibition “Competing Products” will be deemed to include only Competing Products measuring the same analytes as those measured by the products Parent has notified Seller that it or its Affiliates intend to sell in such geographic region, rather than all Competing Products.

(c)                                  Seller covenants not to use the registered trademark “Abbott TestPack” in connection with the marketing, sale or distribution of any product, or license such trademark for any such use, except as contemplated by this Agreement or any Other Agreement.

7.6                                 Covenants Not to Sue.

(a)                                  Seller’s Covenant Not to Sue.  Seller and Seller’s Affiliates covenant and agree that, solely with respect to any product or process that (now or in the future) uses lateral flow immunoassay technology to test for Strep A, drugs of abuse, hCG, H. pylori, mononucleosis or RSV (the “Buyer Field of Use”), Seller and Seller’s Affiliates will not sue or otherwise assert any claim or counterclaim against (or participate in or join or otherwise aid, other than as required by Law, in any claim or action against) Buyer, Buyer’s Affiliates, or any of their suppliers, distributors or customers, to the extent based on a claim that any such Person, with respect to such Person’s manufacture, sale, use or other actions involving a product or process within the Buyer Field of Use, infringes upon any patent right (now or in the future) owned, licensed to or otherwise controlled by Seller or any of Seller’s Affiliates to the extent that such patent right pertains to (i) the Buyer Field of Use, (ii) processes for manufacturing, processing and assembling a product within the Buyer Field of Use, and/or (iii) uses of a product within the Buyer Field of Use.  Seller agrees to impose the covenant set forth in this Section 7.6(a) on any third party to whom Seller may assign, license or otherwise transfer a patent directed to lateral flow immunoassay technology within the Buyer Field of Use other than any such assignment or transfer made in compliance with the requirements of Section 7.5(b)(iii) with respect to a patent of the acquired Person which it held when acquired by Seller.

The foregoing covenant, however, shall not apply, and shall not limit Seller’s or its Affiliates’ actions, with respect to (x) any product or process within the Buyer Field of Use to the extent, if any, such product or process relates to testing for any conditions or diseases not within the Buyer Field of Use, (y) any other agreement with respect to intellectual property (including any such Other Agreement) or rights and remedies with respect to any intellectual property licensed pursuant to any such agreement, including after any termination thereof or (z) unless settled in full, the case of Abbott Laboratories v. Inverness Medical Innovations et al (Case No. 98-10674) and any appeals therefrom.

(b)                                 Buyer’s Covenant Not to Sue.  Subject to Buyer’s rights under Section 7.5, Buyer and Buyer’s Affiliates covenant and agree that, solely with respect to any product or process that (now or in the future) uses lateral flow immunoassay technology to test for fecal occult blood, syphilis, HIV, hepatitis (A, B, C or D, or any other variant thereof), malaria Pf, malaria Pf/vivax, tuberculosis, dengue fever, chagas, leishmaniasis, chlamydia (with respect to chlamydia only, only to the extent sold for no profit for humanitarian purposes), or filariasis (the “Seller Field of Use”), Buyer and Buyer’s Affiliates will not sue or otherwise assert any claim or counterclaim against (or participate in or join or otherwise aid, other than as required by Law, in any claim or action against) Seller, Seller’s Affiliates or any of their suppliers, distributors or customers, to the extent based on a claim that any such Person, with respect to such Person’s manufacture, sale, use or other actions involving a product within the Seller Field of Use, infringes upon any patent right (now or in the future) owned, licensed to or otherwise controlled by Buyer or any of Buyer’s Affiliates to the extent that such patent right pertains to (i) the Seller Field of Use, (ii) processes for manufacturing, processing and assembling a product within the Seller Field of Use, and/or (iii) uses of a product within the Seller Field of Use.  Buyer agrees to impose the covenant set forth in this Section 7.6(b) on any third party to whom Buyer may assign, license or otherwise transfer a patent directed to lateral flow immunoassay technology within the Seller Field of Use.  The foregoing covenant, however, shall not apply, and shall not limit Buyer’s or its Affiliates’ actions, with respect to (x) any product or process within the Seller Field of Use to the extent, if any, such product or process relates to testing for any conditions or diseases not within the Seller Field of Use, or (y) any other agreement with respect to intellectual property (including any such Other Agreement) or rights and remedies with respect to any intellectual property licensed pursuant to any such agreement, including after any termination thereof.

7.7                                 Responsibility for Fact plus® Product Returns.

(a)                                  Seller shall be responsible for and shall indemnify and hold harmless Buyer from and against (i) all returns of Fact plus® Products which returns were made after the Closing or, with respect to returns in countries subject to Impeding Factors, the Local Closing, relating to sales of Fact plus® Products prior to the Closing, or Local Closing, as applicable; provided, however, that to the extent any returned Fact plus® Products are part of a lot of Fact plus® Products portions of which were sold both before and after the Closing or Local Closing, as applicable, Seller’s indemnification obligation with respect thereto under this Section 7.7(a) shall be reduced by a percentage equal to that percentage of such lot as was sold after the Closing or Local Closing, as applicable.

(b)                                 During the 12 month period following the Closing Date or, with respect to countries subject to Impeding Factors, the date of the applicable Local Closing, neither Buyer nor Seller (or any Affiliate of either) will initiate or encourage customers of the Fact plus® Product Line to return Fact plus® Products, except as either Buyer or Seller reasonably deems prudent or necessary due to quality, health or safety reasons or as required by Law.

(c)                                  During the three month period following the Closing Date, or, with respect to countries subject to Impeding Factors, the date of the applicable Local Closing, Buyer shall advise Seller in writing on a monthly basis of the amount of Fact plus® Product returns (and the lots thereof) received or claimed since such date.

7.8                                 Transfer of Closing Assets and Product Lines; Further Assurances.  All costs, direct or indirect, associated with the physical transfer of tangible Closing Assets to Buyer and its Affiliates shall be the responsibility of Buyer.  Each of Buyer and Seller will, and will cause its respective Affiliates to, at the request of the other party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

7.9                                 Contact with Seller Employees.  For the period of 18 months immediately following the Closing Date, Buyer agrees that it shall not, and it shall cause its Affiliates not to, knowingly hire, or attempt to hire any employee of Seller or any of Seller’s Affiliates (a) engaged (as of the Closing Date) in employment primarily related to a Product Line or (b) that Buyer learned about or met in connection with Buyer’s evaluation of the Closing Assets or negotiation of this Agreement or any Other Agreement; provided, however, that Buyer and its Affiliates may, during the 18-month period immediately following the Closing Date, contact, seek to hire and hire any of the persons identified on Schedule 7.9; provided further, however, Buyer and its Affiliates may not hire any such employee without the written consent of Seller if the cessation of such employee’s employment with Seller or its Affiliate, as the case may be, would adversely affect Seller’s or any of its Affiliates ability to perform its obligations under this Agreement or any of the Other Agreements.  Notwithstanding the foregoing, this Section 7.9 shall not prevent Buyer or any of its Affiliates from conducting general searches for employees by use of public solicitations, advertisements or the media that are not directly targeted at the employees of Seller or any of Seller’s Affiliates, or hiring an employee of Seller or any of Seller’s Affiliates as a result thereof.

7.10                           Use of Products and Cell Lines.  Buyer hereby covenants that it and each of its Affiliates will not (a) transfer to the United States or sell within the United States any (i) Products or (ii) other goods that contain or are derivative of cell lines subject to paragraph 4 of the Consent Decree (“Prohibited Goods”) and (b) will use best efforts to prevent its representatives, agents, successors and assigns from transferring Prohibited Goods to or selling Prohibited Goods in the United States (including by the immediate termination of sales to distributors to the extent necessary to comply herewith); provided, however, that this covenant shall not prohibit the transfer to or sale of such Products or other goods if the FDA has first provided confirmation reasonably satisfactory to Seller that transfer or sale in the United States is acceptable to the FDA.  Buyer further acknowledges that because a breach, or failure to comply with, this Section 7.10 will cause irreparable injury to Seller for which there is no adequate remedy at law and the exact amount of which will be difficult to ascertain, if Buyer, or any Affiliate, representative, agent, successor or assign thereof, should in any way breach, or fail to comply with, the terms of this Section 7.10, Seller shall be immediately entitled to an injunction restraining such Person(s) from any such breach or failure, without the necessity of proving injury or damages or engaging in the alternative dispute resolution process set forth in Exhibit A.  Resort to any such remedy or provided for by law shall not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by Seller of monetary damages and compensation.

7.11                           Plus/Minus Patents.  Buyer hereby grants exclusively to Seller a non-transferable, non-assignable option to acquire, free of all Encumbrances and for one United States dollar, U.S. Patent Nos. 4,916,056, 5,008,080, 5,149,622, 5,160,701, and 5,075,078, and all corresponding patent applications and patents, including all foreign counterparts, divisions, continuations, continuations-in-part, reissues, reexaminations or supplemental patent certificates thereof or therefore (the “Option Patents”), which option (a) Seller may exercise at any time upon 365 days’ prior written notice to Buyer and (b) shall expire on December 31, 2009 if Seller has not previously given Buyer a notice of exercise pursuant to clause (a) of this Section 7.11.  Any license, sale, assignment or other transfer of any rights in the Option Patents by any Person other than Seller shall be made subject to the option granted Seller in this Section 7.11, with, in the case of a license, a right of Seller to terminate without penalty such license immediately upon the acquisition by Seller of the Option Patent, and Buyer (and any subsequent holder of any rights in any such Option Patents) shall notify Seller in writing of any such license, sale, assignment or other transfer within 30 days thereof.

7.12                           Restrictive Legend.  Whenever the legend referenced in Section 5.22 is no longer required by the Securities Act, or Seller provides Parent with reasonable evidence to such effect, Seller shall be entitled to receive from Parent, at Parent’s expense, replacement certificate(s) (or, at Seller’s option, shares in book entry form) without such legend.  If Parent and Seller disagree regarding whether such legend is still required, Seller shall be entitled to receive from Parent, at Parent’s expense, replacement certificate(s) (or, at Seller’s option, shares in book entry form) without such legend if Seller provides Parent with an opinion of counsel (which may be internal counsel of Seller) stating that such legend is not, or is no longer, required by the Securities Act.

7.13                           Financial Information Cooperation.  Seller and its Affiliates shall reasonably cooperate (including with respect to the timeliness thereof), at Parent’s sole cost and expense (excluding internal costs of Seller), with independent accountants selected by Parent reasonably acceptable to Seller (the “Product Line Accountants”) in connection with such independent accountants’ audit of the statements of assets acquired of the Product Line and the related statements of net revenues in excess of direct expenses as at and for the periods ended December 31, 2001, December 31, 2002, June 30, 2003 and September 30, 2003, to the extent such audit is required by the SEC in response to Parent’s letter, dated September 12, 2003, to the SEC requesting an exemption to the requirements of Rule 3-05 of Regulation S-X of the SEC, including: (i) providing access to such financial records and other information and such personnel as may be reasonably necessary in connection with such audit, (ii) delivery of such documentation to the Product Line Accountants, including letters of management, as may be reasonably requested by them, and (iii) taking such other actions as requested by the Product

Line Accountants as are reasonable and customary in connection with similar audits.  Further, Seller and its Affiliates shall reasonably assist Parent, at Parent’s sole cost and expense (excluding internal costs of Seller), in connection with Parent’s preparation of the pro forma financial information that Parent must file with the SEC in connection with the consummation of the transactions contemplated hereby.

ARTICLE VIII

Indemnification and Survival.

8.1                                 Indemnification by Seller.

(a)                                  Seller’s Indemnity.  Subject to the limitations and procedures set forth in this Article VIII, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors and employees (each a “Buyer Indemnified Party”) at all times against and in respect of all losses, damages, Liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) which any Buyer Indemnified Party may suffer or incur to the extent (i) arising out of, related to or resulting from (A) any breach of any of the representations, warranties, covenants and agreements of Seller set forth in this Agreement, (B) any Excluded Liability, or (C) failure to comply with the bulk transfer laws or any comparable statute or regulation, or (ii) arising out of or resulting from both (A) the failure by Seller to comply with the terms and conditions of the Amended Consent Decree of Permanent Injunction (Civil Action No. 99C7135) entered into between Seller and the United States dated November 2, 1999  (other than any pursuant to this Agreement or any Other Agreement) and (B) action (including action threatened by the FDA) by the FDA with respect to or as a result of such noncompliance.

(b)                                 Limitations on Seller’s Indemnity.  Except in cases of fraud or willful misconduct, Seller shall not be obligated to indemnify any Buyer Indemnified Party for any Loss described in Section 8.1(a)(i)(A) with respect to breaches of representations and warranties until the aggregate of all such Losses for which Seller is liable are in excess of the Threshold Amount (in which event, subject to the terms, conditions and limitations set forth in this Article VIII, Seller shall be obligated to indemnify Buyer, and Buyer may assert its right to indemnification hereunder, to the full extent of such Losses, as if there were no Threshold Amount), or for any Loss of less than US$10,000 unless such Loss is part of one or more similar or related Losses which in the aggregate would exceed US$10,000.  Except in cases of fraud or willful misconduct, Seller’s aggregate liability for Losses described in Section 8.1(a)(i)(A) with respect to breaches of representations and warranties shall not exceed US$16,200,000.  Neither Seller nor Seller’s Affiliates shall have liability to any Buyer Indemnified Party for any consequential, incidental, special or punitive damages (other than for lost profits to the extent, if any, direct rather than consequential), and Losses indemnifiable hereunder shall not include such damages.

8.2                                 Indemnification by Buyer.

(a)                                  Buyer’s Indemnity.  Subject to the limitations and procedures set forth in this Article VIII, Buyer agrees to indemnify and hold harmless Seller and Seller’s Affiliates and their respective officers, directors and employees (each, a “Seller Indemnified Party”) at all times against and in respect of all Losses which any Seller Indemnified Party may suffer or incur to the extent arising out of, related to or resulting from: (i) any breach of any of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement; (ii) any Assumed Liability; (iii) the manufacture, marketing or sale of Products, or other operation of the Product Lines, in each case other than to the extent by Seller, after the Closing Date; or (iv) any patent infringement liability or product liability arising out of or related to the design of the Products with respect to Products sold after the Closing Date;

(b)                                 Limitations on Buyer’s Indemnity.  Except in cases of fraud or willful misconduct, Buyer shall not be obligated to indemnify any Seller Indemnified Party for any Loss described in Section 8.2(a)(i) with respect to breaches of representations and warranties until the aggregate of all such Losses for which Buyer is liable are in excess of the Threshold Amount (in which event, subject to the terms, conditions and limitations set forth in this Article VIII, Buyer shall be obligated to indemnify Seller, and Seller may assert its right to indemnification hereunder, to the full extent of such Losses, as if there were no Threshold Amount), or for any Loss of less than US$10,000 unless such Loss is part of one or more similar or related Losses which in the aggregate would exceed US$10,000.  Except in cases of fraud or willful misconduct, Buyer’s aggregate liability for Losses described in Section 8.2(a)(i) with respect to breaches of representations and warranties shall not exceed US$16,200,000.  Buyer shall have no liability to any Seller Indemnified Party for any consequential, incidental, special or punitive damages (other than for lost profits to the extent, if any, direct rather than consequential), and Losses indemnifiable hereunder shall not include such damages.

8.3                                 Survival.  The representations and warranties of the parties contained herein shall survive until the 18 month anniversary of the Closing at which time they shall expire (except with respect to representations and warranties made in Section 5.2, the first sentence of Section 5.3, and Sections 5.8, 6.2, 6.5, 6.8 and 6.9, which shall survive indefinitely) except with respect to claims previously made in writing with respect to breaches of such representations and warranties.  No claim may be made based upon an alleged breach of any such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice such claim, in reasonable detail as to the basis for and facts supporting such claim, is given to Buyer or to Seller, as the case may be, prior to the 18 month anniversary of the Closing. The indemnification obligations of Seller for Excluded Liabilities related to pre-Closing Taxes pursuant to Section 8.1(a)(i)(B) and the indemnification obligations of Buyer for Assumed Liabilities for post-Closing Taxes pursuant to Section 8.2(a)(ii) (each referred to as “Tax Indemnification”) shall survive the Closing until the expiration of the applicable statute of limitations (as such statutory period may be extended) related to such Taxes at which time such Tax Indemnification shall terminate except with respect to claims previously made in writing, giving reasonable detail as to the basis for and facts supporting such claim, with respect to such Tax Indemnification.  No claim may be made pursuant to the Tax Indemnification unless written notice of such claim, in reasonable detail, is given to the indemnifying party within said applicable statute of limitations period (as such statutory period may be extended.)  The covenants of the parties set forth herein shall survive in perpetuity except to the extent otherwise stated herein.

8.4                                 Exclusive Remedy.  Subject to Section 7.10 and except in cases of fraud, willful misconduct or intentional misrepresentations, the rights and remedies set forth in this Article VIII and claims for specific performance of covenants shall constitute the sole and exclusive rights and remedies of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to this Agreement and the transactions contemplated hereby and the parties shall not be entitled to bring, and hereby irrevocably waive, any other claims, rights or causes of action against the other parties hereto, whether in equity or in law with respect thereto.  The rights of indemnification provided in this Article VIII are solely for the benefit of the Indemnified Parties referred to therein, and such rights may not be extended, directly or indirectly, to any other Person.  For the avoidance of doubt, this Section 8.4 shall not limit any rights of any Indemnified Party under any Other Agreement other than the Bill of Sale and Assignment and Assumption Agreement.

8.5                                 Net Losses and Subrogation.

(a)                                  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a Person entitled to indemnification hereunder (an “Indemnified Party”) shall be calculated after giving effect to: (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses (net of increases and reasonably expected increases in insurance premiums attributable to the payment of such proceeds) and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party.  If any such insurance proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnified Party (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Person providing the indemnification (the “Indemnifying Party”) the amount of such proceeds or recoveries (up to the amount of the Indemnifying Party’s payment).

(b)                                 Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

8.6                                 [Intentionally omitted.]

8.7                                 Third Party Claim Indemnification Procedures.

(a)                                  Any Indemnified Party shall give notice as promptly as is reasonably practicable to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity intends to be sought under this Agreement; provided that the failure of the

Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 8.7 except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby.  Following receipt of a notice from the Indemnified Party pursuant to this Section 8.7, the Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s election, to assume, at its own expense, the defense of any such claim, suit, action or proceeding with counsel selected by the Indemnifying Party (and not reasonably objected to by the Indemnified Party) if, but only if, the Indemnifying Party acknowledges in writing to the Indemnified Parties that it is obligated under this Agreement to indemnify them against all Losses they incur or have incurred in connection with such third party claim.  The Indemnified Party shall not settle, compromise or consent to any judgment in respect of any such claim, suit, action or proceeding without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(b)                                 Following the Indemnifying Party’s election to assume the defense of any claim, action or proceeding pursuant to Section 8.7(a), (i) the Indemnified Party shall deliver to the Indemnifying Party, in a timely fashion (which shall be no later than 10 Business Days after the Indemnified Party’s receipt of notice of such election), copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action or proceeding and (ii) the Indemnified Party shall use its commercially reasonable efforts at the Indemnifying Party’s expense (excluding internal costs) to cooperate in the defense or prosecution thereof as reasonably requested by the Indemnifying Party in the context of the relevant claim, action or proceeding (including the quantum and nature of damages sought thereunder).  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, action or proceeding, and making a reasonable number of employees reasonably available on a mutually convenient basis, to provide additional information and explanation of any material provided hereunder; provided, however, that the foregoing shall be at the Indemnifying Party’s expense (excluding internal costs) and shall be organized in a manner as shall not unreasonably disrupt the normal operations of the Indemnified Party’s business having regard to the context in which such cooperation is requested and of the relevant claim, action or proceeding (including the quantum and nature of the damages sought thereunder).

(c)                                  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of a claim, action or proceeding for which the Indemnified Party is entitled to indemnification hereunder, except to the extent (if any) that the Indemnifying Party shall have been prejudiced by the Indemnified Party’s failure to give timely notice of such claim, action or proceeding as required by Section 8.7 (a).

(d)                                 If the Indemnifying Party assumes the defense of any claim, action or proceeding pursuant to Section 8.7(a), the Indemnified Party shall have the right (but not the duty) to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.

(e)                                  If the Indemnifying Party does not elect to assume defense of any claim, action or proceeding pursuant to Section 8.7(a), the Indemnifying Party may nevertheless participate (but not control) and employ its own counsel (not reasonably objected to by the Indemnified Party), at its expense, in the defense of such claim, action or proceeding.

(f)                                    Each party to this Agreement agrees to use its commercially reasonable efforts to cooperate and cause its employees to cooperate with and assist the appropriate Indemnifying Party and Indemnified Party in connection with defending any third party claim, action, proceeding or liability for which indemnity is sought hereunder, including, but not limited to claims, actions and proceedings with respect to which an Indemnifying Party has elected to assume or participate in the defense, including using its commercially reasonable efforts to mitigate any such claim, action, proceeding or liability for which indemnity is sought hereunder; provided, however, that if the Indemnified Party fails to use commercially reasonable efforts to mitigate any claim, action, proceeding or liability, then notwithstanding anything else to the contrary contained in this Agreement, such failure shall only affect the Indemnified Party’s right to indemnification with respect to such claim, action, proceeding or liability to the extent of any Losses that could reasonably be expected to have been avoided if the Indemnified Party had made such commercially reasonable efforts.

(g)                                 Subject to Sections 8.1(b), 8.2(b), 8.3, 8.4 and 8.5, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to a claim or any litigation resulting therefrom which is the subject of Section 8.7 if such settlement, compromise or consent (i) includes an unconditional release of all the Indemnified Parties from all liability arising out of or related to such action or the subject matter thereof, (ii) includes no admission of fault or culpability by or on behalf of any Indemnified Party or its businesses, and (iii) provides for settlement or relief solely in the form of monetary damages to be paid fully by the Indemnifying Party.  Any other type of settlement or compromise or consent to the entry of any judgment shall not be undertaken by the Indemnifying Party without obtaining the prior written consent of the Indemnified Party to its terms, which consent shall not be unreasonably withheld or delayed; provided that if the Indemnified Party shall have given such consent, the Indemnified Party agrees that it shall, and shall cause its Affiliates to, submit to any non-monetary relief of judgment arising out of or forming part of any such settlement, compromise or consent.

(h)                                 With respect to any third party claim, action or proceeding in relation to which an Indemnifying Party is required to indemnify an Indemnified Party pursuant to this Section 8.7 (an “Indemnified Claim”) that is combined or joined with one or more claims, actions or proceedings that are not Indemnified Claims or with respect to an Indemnified Claim under which both the Indemnified Party and the Indemnifying Party may be liable, which both desire to contest and control, the control of such claim, action or proceeding shall rest with the Person having the larger amount in dispute, and the Person in control may not settle or compromise any such claim without the prior written consent of the other Person (such consent not to be unreasonably withheld or delayed); provided, however, that if an Indemnifying Party acknowledges in writing that it is obligated to indemnify an Indemnified Party with respect to any Indemnified Claim, the

Indemnifying Party, and not the Indemnified Party, shall be deemed to have the amounts of such Indemnified Claim in dispute.

(i)                                     Whether or not the Indemnifying Party chooses to defend any claim involving a third party, all the parties hereto (i) shall cooperate in the defense thereof and (ii) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.  With respect to any claim subject to indemnification under this Section 8.7, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that: (A) it will use its reasonable efforts, in respect of any claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (B) all communications between any party hereto and counsel responsible for or participating in the defense of any claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

ARTICLE IX

Miscellaneous.

9.1                                 Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement, nor any rights or obligations hereunder, may be assigned without the prior written consent of, in the case of an assignment by Buyer, Seller, and in the case of an assignment by Seller, Parent; provided, further, however, that (a) Buyer may assign its rights under Section 7.6(a) solely with respect to Product Lines within the Buyer Field of Use in conjunction with the sale by it of substantially all its right, title and interest in any such Product Line and (b) Seller may assign its rights under Section 7.6(b) solely with respect to product lines within the Seller Field of Use in conjunction with the sale by it of substantially all of its right, title and interest in any such product line.

9.2                                 Public Disclosure.  Neither Buyer nor Seller will issue any press release regarding this Agreement or the transactions contemplated hereby other than in the form attached hereto as Exhibit D.  Promptly after the Closing Date, Seller will provide Parent a markup of the Other Agreements (other than the Registration Rights Agreement) indicating what portions thereof Seller desires Parent to seek confidential treatment for from the SEC and any other Governmental Entity to which Parent provides a copy thereof, and Parent will use its commercially reasonable efforts to seek such confidential treatment subject to the rules, regulations, guidelines and policies of the SEC and such other Governmental Entities.

9.3                                 Confidentiality.

(a)                                  Parent and Seller agree the Confidentiality Agreement shall, as of the Closing Date, have no prospective effect.

(b)                                 Seller agrees that, after the Closing, Seller shall, and Seller shall cause its Affiliates to, exercise the same degree of care with respect to confidentiality of Information (as defined below) in any of their possession that Seller exercises with respect to similar types of its own proprietary information, except that any Information required by Law or legal or administrative process to be disclosed may be disclosed, provided that, if reasonably possible, Seller will first notify Buyer of such disclosure requirement so that Buyer may seek a protective order or other appropriate remedy.  For purposes of this clause (b), the term “Information” means (i) all Trade Secrets relating exclusively to a Product Line, the Closing Assets and/or the Assumed Liabilities, and (ii) all confidential or proprietary information provided by Buyer or any of its Affiliates to Seller in connection with the transactions contemplated hereby or by any Other Agreement, other than any such Trade Secrets or information that (A) is known to Seller, as evidenced by its written records, prior to receipt thereof from Buyer; (B) is disclosed to Seller by a third person which has a legal right to make such disclosure without requiring Seller to maintain the confidentiality thereof; (C) is or becomes part of the public domain through no fault of Seller; or (D) is independently developed by or for Seller as evidenced by its written records, without reference to Information received from Buyer.

(c)                                  Buyer agrees that, after the Closing, it shall, and it shall cause its Affiliates to, exercise the same degree of care with respect to confidentiality of Information (as defined below) in any of their possession that Buyer exercises with respect to similar types of its own proprietary information, except that any Information required by Law or legal or administrative process to be disclosed may be disclosed, provided that, if reasonably possible, Buyer will first notify Seller of such disclosure requirement so that Seller may seek a protective order or other appropriate remedy.  For purposes of this clause (c), the term “Information” means all confidential or proprietary information not included in the Closing Assets provided by Seller or any of its Affiliates to Buyer or any of its Affiliates in connection with the transactions contemplated hereby or by any Other Agreement other than any such information that (A) is known to Buyer, as evidenced by its written records, prior to receipt thereof from Seller; (B) is disclosed to Buyer by a third person which has a legal right to make such disclosure without requiring Buyer to maintain the confidentiality thereof; (C) is or becomes part of the public domain through no fault of Buyer; or (D) is independently developed by or for Buyer as evidenced by its written records, without reference to Information received from Seller.

(d)                                 Notwithstanding anything herein to the contrary, each party to this Agreement (and each Affiliate, employee, representative, or other agent of each party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to each party relating to such tax treatment and tax structure.  The preceding sentence shall be effective immediately upon the commencement of discussions between the parties (whether such discussions commenced orally, in writing, or otherwise) that are related to the terms of this Agreement.

9.4                                 Expenses.  Except as otherwise expressly provided herein, each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.  Buyer shall pay any sales, transfer, use, stamp duty or other similar Tax (but not including any income tax imposed on Seller or any of its Affiliates as a result of the transactions contemplated by this Agreement) or recording cost incurred upon the sale or transfer of the Closing Assets.

9.5                                 Severability.  Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

9.6                                 Entire Agreement.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto.  This Agreement, the Confidentiality Agreement and the Other Agreements contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

9.7                                 No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent set forth herein, their respective Affiliates and the other Indemnified Parties and no provision of this Agreement shall be deemed to otherwise confer upon any other third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

9.8                                 Waiver.  The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

9.9                                 Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Illinois without regard to the conflicts of laws provisions thereof.

9.10                           Alternative Dispute Resolution.  Except (a) with respect to any controversy, dispute or claim arising out of the Registration Rights Agreement and (b) as otherwise provided in Section 7.10, any controversy, dispute or claim arising out of or relating in any way to this Agreement or the Other Agreements or the transactions contemplated hereunder or thereunder shall be resolved pursuant to the alternative dispute resolution procedures set forth in Exhibit A.

9.11                           Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

9.12                           Counterparts.  The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

9.13                           Notices.  All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or

(d) four (4) Business Days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to Buyer, to:
Inverness Medical Innovations, Inc. 51 Sawyer Road, Suite 200 Waltham, MA 02453 Attention: General Counsel Facsimile Number: (781) 647-3939

with copies to:

Goodwin Procter LLP Exchange Place Boston, MA 02109 Attention: Stephen W. Carr and Scott F. Duggan Facsimile Number: (617) 523-1231

If to Seller, to:

Abbott Laboratories 100 Abbott Park Road Building AP6C, Department 0392 Abbott Park, Illinois 60064-6020 Attn: President, Abbott Diagnostics Division Facsimile Number: (847) 938-6277

with copies to:

Abbott Laboratories 100 Abbott Park Road Building AP6D, Department 322 Abbott Park, Illinois 60064-6020 Attn: Divisional Vice President, Domestic Legal Operations Facsimile Number: (847) 938-1206

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

9.14                           Schedules.  Buyer agrees that any disclosure by Seller in any Schedule attached hereto shall not establish any threshold of materiality.

9.15                           Construction.  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Whenever used herein, the terms “include,” “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”.

[Signature Page Follows]

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Paul Hempel
Name: Paul Hempel
Title: Secretary and General Counsel

INVERNESS MEDICAL SWITZERLAND GMBH

By:	/s/ Paul Hempel
Name: Paul Hempel
Title: Geschaeftsfuehrer

MORPHEUS ACQUISITION CORP.

By:	/s/ Paul Hempel
Name: Paul Hempel
Title: Secretary and General Counsel

MORPHEUS ACQUISITION LLC

By:	/s/ Paul Hempel
Name: Paul Hempel
Title: Manager

ABBOTT LABORATORIES

By:	/s/ Sean E. Murphy
Name:	Sean E. Murphy
Title:	Vice President, Global Medical Licensing and New Business Development

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